Exhibit 10.1

____________________

ASSET PURCHASE AGREEMENT

____________________

among

LENOX GROUP INC.,

LENOX, INCORPORATED,

LENOX WORLDWIDE, LLC,

LENOX RETAIL, INC.,

LENOX SALES, INC.,

FL 56 INTERMEDIATE, CORP.,

D 56, INC.

and

UPSTAIRS ACQUISITION CORP.

Dated as of February 14, 2009

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

EXHIBITS

Exhibit A	–	[Intentionally Left Blank]

Exhibit B	–	Form of Assignment of Intellectual Property

Exhibit C	–	Form of Bill of Sale and Assignment and Assumption Agreement

Exhibit D	–	Form of Deed

Exhibit E	–	Purchaser’s Disclosure Schedule

Exhibit F	–	Sellers’ Disclosure Schedule

Exhibit G	–	Equity Commitment Letter

iii

ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of February 14, 2009, among Lenox Group Inc., a Delaware corporation (“LGI”), Lenox, Incorporated, a New Jersey corporation (“LI”), Lenox Worldwide, LLC, a Delaware limited liability company (“LW”), Lenox Retail, Inc., a Minnesota corporation (“LRI”), Lenox Sales, Inc., a Minnesota corporation (“LSI”), FL 56 Intermediate, Corp., a Delaware corporation (“FL”), D 56, Inc., a Minnesota corporation (“D56” and collectively with LGI, LI, LW, LRI, LSI and FL, the “Sellers”), and Upstairs Acquisition Corp., a Delaware corporation (the “Purchaser”).

RECITALS

WHEREAS, the Sellers are engaged in the business of manufacturing, designing, distributing, sourcing, marketing and selling (including through wholesale, retail and direct channels) dinnerware, stemware, fine crystal and beverageware, flatware, giftware, other tableware and related decorative products, including under the Seller Brands (as defined below) and other brands (the “Business”), it being acknowledged and agreed that except as expressly set forth in this Agreement the Business shall not include any portion of the D56 Business or any D56 Assets or related Liabilities;

WHEREAS, on November 23, 2008, the Sellers commenced voluntary cases under chapter 11 (the “Chapter 11 Cases”) of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”);

WHEREAS, on December 16, 2008, the Bankruptcy Court entered an order (the “Bidding Procedures Order”) approving procedures for the sale of all or substantially all of the Sellers’ assets;

WHEREAS, the Purchaser was the Successful Bidder (as defined in the Bidding Procedures Order) for the Sellers’ assets under the procedures approved in the Bidding Procedures Order; and

WHEREAS, the Sellers wish to sell, assign and transfer to the Purchaser, and the Purchaser wishes to purchase and acquire from the Sellers, the Purchased Assets (as defined below), and the Purchaser is willing to assume all of the Assumed Liabilities (as defined below), all upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and the representations, warranties, agreements and covenants hereinafter set forth, and intending to be legally bound, the Sellers and the Purchaser hereby agree as follows:

ARTICLE I DEFINITIONS

Section 1.01    Definitions. For purposes of this Agreement:

“Accounts Payable” means any and all accounts payable of the Sellers to third parties (other than to any Seller or any Affiliate of any Seller) arising from the conduct of the Business, incurred by the Sellers before the Petition Date.

“Action” means any claim, as defined in the Bankruptcy Code, action, complaint, suit, litigation, arbitration, appeal, petition, demand, inquiry, hearing, proceeding, investigation or other dispute, whether civil, criminal, administrative or otherwise, at law or in equity, by or before any Governmental Authority or any third person.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Agreed Principles” has the meaning given to it in Section 2.07(a).

“Agreement” has the meaning given to it in the preamble hereto.

“Allocation” has the meaning given to it in Section 2.08.

“Ancillary Agreements” means the Bill of Sale and Assignment and Assumption Agreement, the Deeds, the Assignments of Leased Properties, the Assignments of Intellectual Property and any other instrument or agreement contemplated by this Agreement or the foregoing.

“Assigned Contract” means any Contract concerning Transferred Intellectual Property or that relates to, or is used in or held for use in, the Business, including any Material Contract, that is not an Excluded Asset.

“Assignments of Leased Properties” means the Assignments of Leased Properties to be executed and delivered by the Sellers and the Purchaser at the Closing with respect to the leases of the Leased Real Property that are Assigned Contracts, in the form to be reasonably agreed by Purchaser and Sellers prior to the Closing.

“Assignments of Intellectual Property” means the Assignments of Owned Intellectual Property to be executed and delivered by the Sellers at the Closing, substantially in the form attached hereto as Exhibit B.

“Assumed Employee Plans” means the Employee Plans which the Purchaser agrees to assume in accordance with Section 2.02(a).

“Assumed Liabilities” has the meaning given to it in Section 2.02(a).

“Assumption Notice” has the meaning given to it in Section 2.14(a).

“Bankruptcy Code” has the meaning given to it in the recitals hereto.

“Bankruptcy Court” has the meaning given to it in the recitals hereto.

“Bill of Sale and Assignment and Assumption Agreement” means the Bill of Sale and Assignment and Assumption Agreement to be executed and delivered by the Sellers and the Purchaser at the Closing, substantially in the form attached hereto as Exhibit C.

“Business” has the meaning given to it in the recitals hereto.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.

“Business Employees” means all current employees, officers and directors of Sellers and their Affiliates who perform, as of the date hereof, services primarily related to the Business.

“Cash” means all cash and cash equivalents as determined in accordance with GAAP, net of all outstanding checks and transfers; provided, that “Cash” shall not be less than $0.00.

“Chapter 11 Cases” has the meaning given to it in the recitals hereto.

“Closing” has the meaning given to it in Section 2.10.

“Closing Date” has the meaning given to it in Section 2.10.

“Consent” means any consent, waiver, approval, order or authorization of, or registration, declaration or filing with or notice to, any Governmental Authority or other Person.

“Consent Pending Contract” has the meaning given to it in Section 2.14(a).

“Contracts” means any contract, arrangement, note, bond, commitment, purchase order, sales order, franchise, guarantee, indemnity, indenture, instrument, lease, license or other agreement, understanding, instrument or obligation, whether written or oral, all amendments, supplements and modifications of or for any of the foregoing and all rights and interests arising thereunder or in connection therewith, other than any Employee Plan.

“Contract Retention Period” has the meaning given to it in Section 2.14(b).

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs, policies or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by Contract, credit arrangement or otherwise.

“Conveyance Taxes” means all sales, use, value added, transfer, stamp, stock transfer, real property transfer and similar Taxes.

“Corporate Name” has the meaning given to it in Section 5.07(a).

“D56” has the meaning set forth in the preamble hereto.

“D56 Assets” has the meaning given to it in Section 2.01(b)(viii).

“D56 Business” means the business of manufacturing, designing, distributing, sourcing, marketing and selling (including through wholesale, retail and direct channels) of holiday, seasonal and home decorative, figurine and collectible products and accessories and other similar products under the Department 56 brands as conducted by or on behalf of D56.

“D56 Scale Down” means in connection with the D56 Business, the discontinuance of certain product lines, showrooms and retail stores, the restructuring of the D56 sales force, and the termination of employees publicly disclosed by LGI prior to the date hereof, including employees at the D56 headquarters in Eden Prairie, Minnesota, employees at the D56 offices in Petaluma, California, and field sales and showroom employees.

“Deed” means, with respect to each parcel of Owned Real Property, the instrument of conveyance customary to the applicable jurisdiction in registrable or recordable form where applicable, to be executed and delivered by the applicable Seller at the Closing in order to convey to the Purchaser such Seller’s interest, if any, in such parcel of Owned Real Property, free and clear of all Liens, other than Permitted Encumbrances, substantially in the form attached hereto as Exhibit D.

“Determined Cure Costs” means, in the aggregate, all amounts payable to counterparties of Assigned Contracts (other than Excluded Contracts) on account of the assumption of the Assigned Contracts (other than Excluded Contracts) by the Sellers as determined pursuant to a Final Order, which Order may be the Sale Order.

“DIP Credit Agreement” means that certain Senior Secured, Super-Priority Debtor-In-Possession Revolving Credit Agreement, dated as of November 25, 2008, among D56, LRI, LI, LGI, the DIP Lenders and other guarantors party thereto, UBS Securities LLC, JPMorgan Chase Bank, NA, UBS Loan Finance LLC, and UBS AG, Stamford Branch.

“DIP Lenders” means the several banks and other financial institutions or entities from time to time that made loans under the DIP Credit Agreement.

“DIP Order” means the Final Order of the Bankruptcy Court approving the Sellers’ Motion (A) for Authorization to (i) Obtain Post-Petition Financing Pursuant to 11 U.S.C. § 364; (ii) Utilize Cash Collateral Pursuant to 11 U.S.C. § 363; (iii) Grant Priming Liens and Superpriority Claims to Post-Petition Lenders Pursuant to 11 U.S.C. § 364(c) and (d); (iv) Provide Adequate Protection to Pre-Petition Lenders Pursuant to 11 U.S.C. §§ 361, 362, 363, and 364 and (B) to Schedule a Final Hearing Pursuant to Bankruptcy Rule 4001 dated November 23, 2008.

“Employee Plans” has the meaning given to it in Section 3.10(a).

“Environmental Claim” means any and all written complaints, summons, citations, directives, orders, claims, litigation, investigations, notices of violation, judgments, administrative, regulatory or judicial actions, suits, demands or proceedings, or written notices of noncompliance or violation by any Governmental Authority or Person involving or alleging potential liability arising out of or resulting from any violation of Environmental Law or the presence or Release of Hazardous Material from or relating to: (i) any of the Owned Real Property, Leased Real Property or any other assets, properties or businesses of Sellers or any of their respective predecessors in interest; (ii) any facilities receiving or handling Hazardous Materials generated by any of the Sellers.

“Environmental Law” means all Federal, state, local and foreign Laws, statutes, ordinances, rules, regulations, permits, licenses, registrations, Orders, judgments, decrees, injunctions, or legally enforceable requirements of any Governmental Entity which are in effect on or prior to the Closing Date, and all final court orders and decrees and arbitration awards imposing Liability or establishing standards of conduct for protection of the environment and human health and safety including the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. 9601 et seq., as amended; the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. 6901 et seq., as amended; the Clean Air Act (“CAA”), 42 U.S.C. 7401 et seq., as amended; the Clean Water Act (“CWA”), 33 U.S.C. 1251 et seq., as amended; the Occupational Safety and Health Act (“OSHA”), 29 U.S.C. 655 et seq.

“Environmental Liability” means all Liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, natural resource damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest of the Sellers arising under Environmental Laws, or otherwise incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any environmental condition, violation or alleged violation of Environmental Laws or Releases of Hazardous Materials at or from (i) any of the Owned Real Property, Leased Real Property or any other assets, properties or businesses of any Seller or any of their respective predecessors in interest; (ii) adjoining properties or businesses; or (iii) any facilities which received Hazardous Materials generated by any Seller or any predecessor in interest of any Seller.

“Environmental Permits” means any permit, registration, certificate, qualification, approval, identification number, license and other authorization required under or issued pursuant to any applicable Environmental Law or otherwise required by any applicable Governmental Authority.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means a Person required at any particular time to be aggregated with any of the Sellers under Sections 414(b), (c), (m) or (o) of the Tax Code or Section 4001 of ERISA.

“Escrow Agreement” means the escrow agreement dated as of the date of this Agreement among Purchaser, Sellers and Escrow Agent.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Excess IBNR Liability” has the meaning given to it in Section 6.01(h).

“Excluded Assets” has the meaning given to it in Section 2.01(b).

“Excluded Contract” has the meaning given to it in Section 5.01(a).

“Excluded Liabilities” has the meaning given to it in Section 2.02(b).

“Excluded Taxes” means (i) all Taxes (other than Pre-Closing Lien Taxes and Conveyance Taxes) relating to the Purchased Assets or the Business for any Pre-Closing Period and (ii) any income Taxes imposed on the Sellers. For purposes of this Agreement, in the case of any Straddle Period, (a) Property Taxes relating to the Purchased Assets allocable to the Pre-Closing Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that fall within the portion of the Straddle Period ending on (and including) the day before the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (b) Taxes (other than Property Taxes) relating to the Purchased Assets for the Pre-Closing Period shall be computed as if such taxable period ended as of 12:01 a.m. New York time on the Closing Date.

“Final Order” means an order, judgment or other decree of the Bankruptcy Court or any other court or judicial body with proper jurisdiction, as the case may be, which is in full force and effect, as to which no appeal is pending and which has not been, and is not subject to being, reversed, stayed, modified or amended.

“FL” has the meaning set forth in the preamble hereto.

“GAAP” means United States generally accepted accounting principles in effect from time to time throughout the periods involved.

“Governmental Authority” means any federal, national, supranational, foreign, state, provincial, local, county, municipal or other government, any governmental, regulatory or administrative authority, agency, department, bureau, board, commission or official or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, or any court (including the Bankruptcy Court), tribunal, judicial or arbitral body, or any Self-Regulatory Organization.

“Hazardous Material” shall include, without regard to amount and/or concentration (a) any element, compound, or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substances, extremely hazardous substance or chemical, hazardous waste, medical waste, biohazardous or infectious waste, special waste, or solid waste under Environmental Laws; (b) petroleum, petroleum-based or petroleum-derived products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic including but not limited to corrosivity, ignitibility, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any raw materials, building components, including but not limited to asbestos-containing materials and manufactured products containing Hazardous Materials.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“HSR Approval” has the meaning given to it in Section 3.03.

“IBNR” has the meaning given to it in Section 6.01(h).

“IBNR Claims Period” has the meaning given to it in Section 6.01(h).

“IBNR Liabilities” has the meaning given to it in Section 6.01(h).

“Indebtedness” means any liabilities or obligations, whether contingent or otherwise (including penalties, interest and premiums), including any of the following: (i) in respect of borrowed money or with respect to advances of any kind (including under the DIP Credit Agreement or any applicable credit line); (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) for the payment of money relating to any capitalized lease obligation; (iv) for the deferred purchase price of goods or services or for trade or barter arrangements; (v) evidenced by a letter of credit or reimbursement obligation with respect to any letter of credit; (vi) under interest rate, currency or commodity hedging, swap or similar derivative transactions; (vii) all guarantees, assumptions, endorsements or other agreements and arrangements having the economic effect of a guarantee of any Person by the Sellers; and (viii) all liabilities and other obligations of others of the kind described in clauses (i) – (vii) that are secured by a Lien on any properties or assets of the Sellers.

“Intellectual Property” means all (i) foreign and domestic trademarks, service marks, brand names, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names and trade names that are utilized on or in connection with products and/or services, all applications and registrations for all of the foregoing, and all goodwill associated therewith and symbolized thereby, including without limitation all extensions, modifications and renewals of same (collectively, “Trademarks”); (ii) foreign and domestic patentable inventions, and all patents, registrations, and applications therefor, including without limitation divisions, continuations, continuations-in-part and renewal applications, and including without limitation renewals, extensions and reissues; and (iii) foreign and domestic published and unpublished copyrightable works of authorship and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof.

“Intercompany Loans” means, with respect to each Seller, any intercompany Indebtedness related to the Business between any such Seller and another Seller or Affiliates of another Seller, whether or not evidenced by promissory notes and/or recorded in the books and records of such Sellers.

“Inventory” means all inventory and all finished goods, merchandise, work in progress, residual by-products, samples, supplies, spare parts, shipping materials, packaging materials, raw materials and other consumables relating to the Business and current D56 inventory in Sellers’ company-owned stores and distribution centers which have been allocated for distribution through Seller’s Retail and Direct channels, owned by Sellers and maintained, held or stored by or for any of the Sellers as of the Closing Date and any prepaid deposits for any of the same, net of any applicable reserves to value the inventory at the lower of cost or market value.

“IRS” means the Internal Revenue Service of the United States.

“Law” means any federal, national, supranational, foreign, state, provincial, local, county, municipal or similar statute, law, common law, writ, injunction, decree, guideline, policy, ordinance, regulation, rule, code, Order, constitution, treaty, requirement, judgment or judicial or administrative doctrines enacted, promulgated, issued, enforced or entered by any Governmental Authority.

“Leased Real Property” means the leasehold interests of the Sellers and the security deposits appurtenant thereto described in Section 3.09(b) of the Sellers’ Disclosure Schedule, together with (a) any prepaid rent, security deposits and options to renew or purchase relating to the foregoing and (b) all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems and items of personal property of such Seller used or useful in the Business attached or appurtenant thereto and all easements, rights of way, options, renewal rights, licenses, rights and appurtenances relating to the foregoing.

“LGI” has the meaning set forth in the preamble hereto.

“LGI SEC Documents” means all forms, reports, schedules, statements and other documents (including, in each case, exhibits, schedules, amendments or supplements thereto, and any other information incorporated by reference therein) required to be filed with the SEC by LGI since January 1, 2005 under the Exchange Act or the Securities Act (as such documents have been amended or supplemented between the time of their respective filing and the date of this Agreement).

“LI” has the meaning set forth in the preamble hereto.

“Liabilities” means any and all debts, liabilities, obligations to perform services and other obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown or determined or determinable, including those arising under any Law, Action or Order and those arising under any Contract.

“Licensed Intellectual Property” means all Intellectual Property used in connection with the Business that any Seller is licensed or otherwise permitted by other Persons to use.

“Liens” means any mortgage, deed of trust, pledge, assignment, security interest, encumbrance, lien, Mechanics Lien, charge, hypothecation, deemed trust, Action, easement, charge or otherwise, or claim of any kind or nature whatsoever in respect of any property, other than any license of Intellectual Property, including any of the foregoing created by, arising under, or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of a financing statement naming the owner of the property as to which such lien relates as the debtor under the Uniform Commercial Code or any comparable Law in any other jurisdiction.

“LRI” has the meaning set forth in the preamble hereto.

“LSI” has the meaning set forth in the preamble hereto.

“LW” has the meaning set forth in the preamble hereto.

“Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes or effects, (a) has had or would reasonably be expected to have or result in a material adverse effect or change in the results of operations, properties, assets, liabilities or condition (financial or otherwise) of the Business, the Purchased Assets or the Assumed Liabilities or (b) has or would reasonably be expected to prevent, materially delay or materially impair the ability of the Sellers to consummate the Transactions, except, in each case, for any such effects resulting from or attributable to (i) general economic or political conditions; (ii) any condition arising solely by reason of the commencement of the Chapter 11 Cases; (iii) changes caused by acts of war, armed hostilities or terrorism occurring after the date hereof; (iv) changes arising from the consummation of the Transactions or the announcement of the execution of this Agreement; and (v) any change that generally affects any industry in which any of the Sellers operates.

“Material Contracts” has the meaning given to it in Section 3.12.

“Mechanics Liens” means mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of any of the Sellers, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation).

“Order” means any order, writ, judgment, injunction, decree, rule, ruling, directive, stipulation, determination or award made, issued or entered by or with any Governmental Authority, whether preliminary, interlocutory or final, including, without limitation, any Order entered by the Bankruptcy Court in the Chapter 11 Cases (including, without limitation, the Sale Order).

“Owned Intellectual Property” means all Intellectual Property used or useful in connection with the Business that is owned by any Seller, directly or indirectly, jointly or individually.

“Owned Real Property” means the real property and interests therein described on Section 3.09(a) of the Sellers’ Disclosure Schedule, including all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, and items of personal property attached or appurtenant thereto and all interests, easements, rights of way, licenses, rights, privileges, covenants, restrictive covenants, possibilities of reverter, options to purchase, hereditaments and other appurtenances relating to the foregoing.

“Permits and Licenses” has the meaning given to it in Section 2.01(a)(x).

“Permitted Encumbrances” means (a) statutory Liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties); (b) Liens (if any) securing the Assumed Liabilities; (c) zoning, landmarking, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities which do not materially interfere with the occupancy or current use of the Purchased Assets; (d) all covenants, conditions, restrictions, easements, rights of way, licenses and other similar interests in land (excluding, for greater certainty, as of the Closing, any mortgages, assignments of rents or any other financial charges except those in the preceding clause (a)) which were recorded as of the Petition Date, including any rights of way, easements, or other instruments granting similar rights that may be registered or recorded after such times without the consent of the Sellers and which do not materially interfere with the occupancy, value or current use of any such real property or any interests therein; (e) Mechanics Liens; and (f) matters which would be disclosed by an accurate survey or inspection of the real property which do not or could not materially impair the occupancy, value or current use of such real property which they encumber.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, joint venture, trust, Governmental Authority, first nation, aboriginal or native group or band, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Petition Date” means the date on which the Chapter 11 Cases were commenced by the filing of voluntary petitions under the Bankruptcy Code, being November 23, 2008.

“Pre-Closing Lien Taxes” means any Property Taxes or other Taxes imposed on the Sellers that are not yet due or delinquent relating to the Purchased Assets or the Business for any Pre-Closing Period which if unpaid would result in the imposition of a Lien on any of the Purchased Assets.

“Pre-Closing Period” means any taxable period (or portion thereof) ending on or prior to the Closing Date.

“Property Taxes” means real and personal ad valorem property Taxes and any other Taxes imposed on a periodic basis and measured by the value of any item of property.

“Purchased Assets” has the meaning given to it in Section 2.01(a).

“Purchase Price” has the meaning given to it in Section 2.04.

“Purchaser” has the meaning given to it in the preamble hereto.

“Purchaser’s Disclosure Schedule” means the Disclosure Schedule attached hereto as Exhibit E, dated as of the date hereof, delivered by the Purchaser to LGI in connection with this Agreement.

“Purchaser’s Knowledge” means the actual knowledge of the persons set forth on Section 1.01(a) of the Purchaser’s Disclosure Schedule.

“Receivables” means any and all accounts receivable, notes and other amounts receivable from third parties, including customers, arising from the conduct of the Business before the Closing, whether or not in the ordinary course of business, together with any unpaid financing charges accrued thereon, net of any applicable reserves required to reflect the receivables at their net realizable value.

“Reference Statement” has the meaning given to it in Section 2.07(a).

“Registered” means, solely with respect to Intellectual Property, issued by, registered or filed with, renewed by or the subject of a pending application or registration before any Governmental Authority or Internet domain name registrar.

“Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Tax Code or other federal tax statutes.

“Release” means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Materials (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Materials) into the environment in violation of Environmental Laws.

“Remedial Action” means all actions taken to (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (ii) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities or (iv) any other actions authorized or required by any Environmental Law or Governmental Authority.

“Representatives” means, with respect to a particular Person, any director, officer, employee or other representative of such Person, including such Person’s attorneys, financial advisors and restructuring advisors. Without limiting the generality of the foregoing, the Sellers’ Financial Advisor and Sellers’ Restructuring Advisor shall be deemed Representatives of the Sellers.

“Required Consent” has the meaning given to it in Section 8.02(j).

“Revolving Credit Agreement” means the Amended and Restated Revolving Credit Agreement, dated as of April 20, 2007, by and among LI, D56 and LRI, as borrowers, LGI and other guarantors party thereto as guarantors, UBS AG, Stamford Branch, as issuing bank and administrative agent, the Revolving Loan Lenders party thereto and the other parties thereto.

“Revolving Loan Lenders” means the several banks and other financial institutions or entities from time to time that made loans under the Revolving Credit Agreement.

“Sale Hearing” means the hearing at which the approval of the Sale Order is to be considered before the Bankruptcy Court.

“Sale Order” means the Order of the Bankruptcy Court approving the sale of the Purchased Assets to the Purchaser in form and substance reasonably acceptable to the Purchaser and the Sellers and authorizing Sellers to consummate the Transactions. Sellers shall use their commercially reasonable efforts to have included in such Order authorization for the Sellers and the Purchaser to execute, deliver and/or file the Uniform Commercial Code, lien releases, discharges, financing change statements and such other documents, notes or instruments as the Purchaser may deem reasonably necessary to release Liens (save and except for Permitted Encumbrances) on the Purchased Assets.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Self-Regulatory Organization” means the New York Stock Exchange or any other securities exchange, futures exchange, contract market, any other exchange or corporation or similar self-regulatory body or organization applicable to a party to this Agreement.

“Seller Brands” means the brands owned by the Sellers as set forth in Section 1.01(a) of the Sellers’ Disclosure Schedule.

“Seller Expenses” means any costs and expenses (including all legal, accounting, financial advisory, valuation, investment banking and other third party advisory or consulting fees and expenses including those of Weil, Gotshal & Manges LLP, Sellers’ Financial Advisor and Sellers’ Restructuring Advisor) incurred by or on behalf of the Sellers in connection with the Chapter 11 Cases or the transactions contemplated by this Agreement.

“Sellers” has the meaning given to it in the preamble hereto.

“Sellers’ Disclosure Schedule” means the Disclosure Schedule attached hereto as Exhibit F, dated as of the date hereof, delivered by the Sellers to the Purchaser in connection with this Agreement.

“Sellers’ Financial Advisor” means Berenson & Company, LLC.

“Sellers’ Knowledge” means the actual knowledge of the persons set forth on Section 1.01(b) of the Sellers’ Disclosure Schedule.

“Sellers’ Restructuring Advisor” means Carl Marks Advisory Group LLC.

“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.

“Subsequent Filings” means, collectively, all subsequent filings made after the date of this Agreement amending or superseding any LGI SEC Documents (including any statements or schedules therein) and any forms, reports, schedules, statements, registration statements, proxy statements, or other documents (including in each case, exhibits, schedules, amendments or supplements thereto, and any other information incorporated by reference therein) filed with the SEC after the date of this Agreement.

“Subsidiary” means, when used with reference to any Person, any corporation, partnership, limited liability company, joint venture, stock company or other entity of which such Person (either acting alone or together with its other Subsidiaries), directly or indirectly, owns or has the power to vote or to exercise a controlling influence with respect to 50% of more of the capital stock or other voting interests, the holders of which are entitled to vote for the election of a majority of the board of directors or any similar governing body of such corporation, partnership, limited liability company, joint venture, stock company or other entity.

“Tax” or “Taxes” means any and all taxes, assessments, duties, levies or other governmental charges, including, without limitation, all federal, state, provincial, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, social security, withholding and other taxes, assessments, duties, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person or other entity.

“Tax Code” means the U.S. Internal Revenue Code of 1986, as amended through the date hereof.

“Tax Documents” has the meaning given to it in Section 5.09(a).

“Tax Returns” means any and all returns, reports, documents, declarations, claims for refund or other information or filings required to be supplied to any Governmental Authority or jurisdiction (foreign or domestic) with respect to Taxes together with all schedules or attachments thereto, including, without limitation, information returns where required, any documents with respect to or accompanying payments of estimated Taxes, or any documents with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information, and including any amendments of any of the foregoing.

“Termination Date” means April 30, 2009.

“Term Loan Agreement” means the Amended and Restated Term Loan Credit Agreement, dated as of April 20, 2007, by and among LI, D56 and LRI, as borrowers, LGI and other guarantors party thereto as guarantors, The Bank of New York Mellon, as administrative agent (as successor to UBS AG, Stamford Branch), the lenders party thereto, and the other party thereto.

“Term Loan Lenders” means the several banks and other financial institutions or entities from time to time that made loans under the Term Loan Agreement.

“Trade Payables” means any and all accounts payable (other than the Seller Expenses) of the Sellers to third parties (other than to any Seller or any Affiliate of any Seller) arising from the conduct of the Business, incurred by the Sellers after the Petition Date and prior to the Closing incurred in the ordinary course of business or with the approval of the Purchaser.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“Transferred Employees” has the meaning given to it Section 6.01(a).

“Transferred Intellectual Property” means all Owned Intellectual Property and all Licensed Intellectual Property.

“Wachovia Deposit” has the meaning given to it in Section 2.01(a)(iv).

Section 1.02    Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)       when a reference is made in this Agreement to an Article, Section or Schedule, such reference is to an Article or Section of or Schedule to, this Agreement unless otherwise indicated;

(b)       the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)       whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d)       the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)       all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f)        the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g)       references to a Person are also to the Person’s heirs, executors, administrators, personal representatives, successors and permitted assigns, as applicable;

(h)       references to agreements are also to the same agreements as amended, restated or otherwise modified from time to time; and

(i)       references to the Sellers are also to each Seller individually.

ARTICLE II PURCHASE AND SALE

Section 2.01    Purchase and Sale of Assets.

(a)       Upon the terms and subject to the conditions of this Agreement, and subject to Section 5.01(b) and 5.07(b), at the Closing, each Seller shall sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to the Purchaser, and the Purchaser shall purchase and acquire from such Seller, all of such Seller’s right, title and interest, as of the Closing Date, in and to any and all assets, properties, rights and claims of any kind or nature, whether tangible or intangible, real, personal or mixed, wherever located and whether or not carried or reflected on the books and records of any of the Sellers, whether now existing or hereinafter acquired, which relate to the Business or which are used in or held for use in, or were acquired in connection with, the operation of the Business, excluding only the Excluded Assets (such assets, properties, rights and claims to be acquired hereunder, collectively, the “Purchased Assets”), in “AS IS” and “WHERE IS” condition without any representations or warranties, except as otherwise expressly set forth in this Agreement. The Purchased Assets shall include, but not be limited to, the following:

(i)        the Owned Real Property and the Leased Real Property save and except any Leased Real Property that is leased under a lease that is an Excluded Contract;

(ii)       all tangible personal property related to, or used or useful in or held for use in the conduct of, the Business, including equipment, machinery, tools, supplies, spare parts, molds, trucks, cars, other vehicles and rolling stock, furniture, fixtures, trade fixtures, leasehold improvements, office materials and supplies, and other tangible personal property located on, or off, the premises of the Owned Real Property and Leased Real Property;

(iii)      the Inventory;

(iv)      all Cash, securities (other than any equity interests in the Sellers) and negotiable instruments of the Sellers on hand, in lock boxes, in financial institutions or elsewhere, but excluding the $1,200,000 that the Sellers deposited with Wachovia for payroll and sales tax (such funds deposited with Wachovia, the “Wachovia Deposit”);

(v)       the Receivables;

(vi)      all files, operating data, books of account, general, financial and Tax (other than income Tax) records, personnel records of the Transferred Employees, invoices, shipping records, supplier lists, price lists, vendor lists, mailing lists, catalogs, sales promotion literature, advertising materials, brochures, standard forms of documents, manuals of operations or business procedures, research materials, contracts, instruments, filings, administrative and pricing manuals, correspondence, memoranda, plats, architectural plans, surveys, title insurance policies, drawings, plans and specifications, environmental reports, maintenance or service records, soil tests, engineering reports, expired purchase orders, operating records, operating safety manuals, and other material and documents, books (including applicable portions of minute books), records and files (whether or not in the possession of any of the Sellers or their respective Representatives, stored in hardcopy form or on magnetic, optical or other media) and any rights thereto owned, associated with or employed by any of the Sellers in the conduct of the Business or otherwise related to the Purchased Assets or the Assumed Liabilities;

(vii)     all goodwill associated with the Purchased Assets, including rights under any confidentiality agreements executed by any third party for the benefit of any of the Sellers and assigned to the Purchaser to the extent relating to the Business;

(viii)    the Transferred Intellectual Property;

(ix)      to the extent transferable after giving effect to the Sale Order, all of the rights and benefits accruing under any Assigned Contracts, including any outstanding deposits thereunder;

(x)       all of the rights and benefits accruing under any franchises, permits, consents, certificates, clearances, approvals, exceptions, variances, permissions, filings, publications, declarations, notices, licenses, agreements, waivers and authorizations, including Environmental Permits, of or with any Governmental Authority held, used or made by any of the Sellers in connection with the Business (collectively, the “Permits and Licenses”) and all deposits and prepaid expenses held by third parties and/or governmental agencies, save and except any such Permit and License that is an Excluded Contract;

(xi)      subject to the terms of the Sellers’ privacy policy the sales and promotional literature, customer lists and other sales related materials related to the Business;

(xii)     except for any such amounts required to be paid to the Term Loan Lenders or the DIP Lenders under the DIP Order, the amount of, and all rights to any, insurance proceeds received by any of the Sellers after the date hereof in respect of the loss, destruction or condemnation of any Purchased Assets occurring prior to, on or after the Closing or relating to any Assumed Liabilities;

(xiii)    all unexpired, transferable warranties, indemnities, or guaranties from any third party with respect to any Purchased Asset, including any item of real property, personal property or equipment;

(xiv)    to the extent transferable and to the extent related to the Purchased Assets, the full benefit of all representations, warranties, guarantees, indemnities, undertakings, certificates, covenants, agreements and all security therefor received by any of the Sellers on the purchase or other acquisition of the Purchased Assets;

(xv)     any rights, demands, claims, credits, allowances, rebates, or rights of setoff (other than against the Sellers or any of their Affiliates) arising out of or relating to any of the Purchased Assets;

(xvi)    all deposits received by any of the Sellers from any subtenants with respect to any subleases of Leased Real Property assumed by the Purchaser;

(xvii)   all prepaid and deferred items that relate to the Purchased Assets, including all prepaid rentals and unbilled charges, fees and deposits;

(xviii)  all confidentiality, non-compete and similar agreements entered into by any of the Sellers, or any of their respective Representatives, and assumed by the Purchaser in connection with a sale of the Purchased Assets;

(xix)    all current and prior insurance policies of any of the Sellers that relate to any of the Assumed Liabilities and all rights and benefits of any nature (except for any rights to insurance recoveries thereunder required to be paid to the Term Loan Lenders or the DIP Lenders under the DIP Order) with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries, but excluding any tail insurance policies that provide coverage to the Sellers or their Affiliates or Representatives after the Closing Date;

(xx)     all assets maintained pursuant to or in connection with any Assumed Employee Benefit Plan;

(xxi)    subject to the approval of the Department of Community and Economic Development for the Commonwealth of Pennsylvania, the assets set forth on Section 2.01(a)(xxi) of the Sellers’ Disclosure Schedule; and

(xxii)   all other assets, properties, rights and claims of any of the Sellers of any kind or nature which relate to the Business, which are used in or held for use in the Business, or which relate to the Purchased Assets (in each case, other than the Excluded Assets) not otherwise described above.

(b)       Notwithstanding anything in Section 2.01(a) to the contrary, the Sellers shall not sell, convey, assign, transfer or deliver, nor cause to be sold, conveyed, assigned, transferred or delivered, to the Purchaser, and the Purchaser shall not purchase or acquire, and the Purchased Assets shall not include, the Sellers’ right, title and interest in and to the following assets of the Sellers (collectively, the “Excluded Assets”):

(i)        all documents and other items related solely to the organization, existence or capitalization of the Sellers, including without limitation the company seal, charter documents, stock or equity record books and such other similar books and records (including applicable portions of minute books);

(ii)       all rights of the Sellers under this Agreement and the Ancillary Agreements;

(iii)      any rights to Tax refunds;

(iv)      Tax Returns of the Sellers (other than the copies of such Tax Returns obtained pursuant to Section 5.09 or otherwise);

(v)       any Excluded Contract and rights thereunder, and any Assigned Contract which the Bankruptcy Court has determined shall not be assigned to the Purchaser;

(vi)      any assets relating to the Employee Plans, except for assets maintained pursuant to or in connection with any Assumed Employee Plan;

(vii)     any right, property or asset that is listed or described in Section 2.01(b)(vii) of the Sellers’ Disclosure Schedule. The Purchaser at its sole discretion shall be allowed to amend or supplement Section 2.01(b)(vii) of the Sellers’ Disclosure Schedule at any time on or prior to the date that is ten (10) days prior to the Closing Date;

(viii)    any assets primarily or exclusively used in, held for use in or related to the D56 Business, excluding current D56 inventory in Sellers’ company-owned stores and distribution centers which have been allocated for distribution through Sellers’ Retail and Direct channels (the “D56 Assets”); and

(ix)      funds constituting the Wachovia Deposit.

Section 2.02    Assumption and Exclusion of Liabilities.

(a)       The Purchaser shall assume no liability or obligation of the Sellers except the liabilities and obligations expressly set forth in this Section 2.02(a) (collectively, the “Assumed Liabilities”), which the Purchaser shall assume and pay, perform and discharge in accordance with their respective terms, subject to any defenses or claimed offsets asserted in good faith against the obligee to whom such liabilities or obligations are owed:

(i)        all Liabilities of the Sellers (other than Environmental Liabilities) under the Assigned Contracts for the lease of real property (other than any such lease that is an Excluded Contract) and the other Assigned Contracts (other than any that is an Excluded Contract), in each case (A) for which all necessary consents and/or Bankruptcy Court approval to transfer have been obtained and (B) all Determined Cure Costs, it being understood and agreed that all such Determined Cure Costs shall be paid as a portion of the Purchase Price in accordance with Section 2.04(b);

(ii)       all Liabilities in respect of Permits and Licenses (other than any that is an Excluded Contract), in each case arising and relating solely to the period from and after the Closing and not to the extent arising out of any breach or default thereof or other activities prior to the Closing;

(iii)      (A) all Property Taxes and assessments on the Purchased Assets that relate to the period from and after the Closing, and (B) all Pre-Closing Lien Taxes;

(iv)      all Trade Payables;

(v)       all obligations relating to any gift certificates issued by Sellers in connection with the Business prior to the Closing Date;

(vi)      all obligations to replace or repair any product, or to return the purchase price of any product, arising in the ordinary course of business from claims of retail or online customers under product warranties, product return policies or other retail or online customer programs set forth in Section 2.02(a)(vi) of the Sellers’ Disclosure Schedule, in each case (A) relating to the Purchased Assets and (B) excluding any Liabilities for personal injury claims or product recalls relating to the operation of the Business prior to the Closing;

(vii)     all Liabilities set forth in Section 2.02(a)(vii) of the Sellers’ Disclosure Schedule;

(viii)    each of the Assumed Employee Plans set forth on Section 6.02(b) of the Sellers’ Disclosure Schedule and all Liabilities arising thereunder or relating thereto; and

(ix)      to the extent submitted pursuant to Section 6.02(h) prior to the termination of the IBNR Claims Period, any IBNR Liabilities which, individually or in the aggregate, do not exceed the IBNR Cap.

(b)       Notwithstanding anything to the contrary in this Agreement, the parties expressly acknowledge and agree that the Purchaser shall not assume or in any manner whatsoever be liable or responsible for any Liabilities of any of the Sellers, or of any predecessor or Affiliate of any of the Sellers, existing on the Closing Date or arising thereafter as a result of any act, omission or circumstance taking place prior to the Closing, other than the Assumed Liabilities. The Liabilities not specifically assumed by Purchaser pursuant to Section 2.02(a) shall be referred to herein collectively as the “Excluded Liabilities.” Without limiting the foregoing, the Purchaser shall not be obligated to assume, and does not assume, and hereby disclaims all of the Excluded Liabilities, including, without limitation, all of the following Liabilities, of any of the Sellers, or of any predecessor or Affiliate of any of the Sellers:

(i)         all Excluded Taxes;

(ii)       any Liabilities relating to or arising out of the Excluded Assets, including the D56 Assets;

(iii)      all Accounts Payable;

(iv)      any pre-Petition Date accrued expenses of the Sellers;

(v)       any Environmental Liabilities in respect of the Owned Real Property, the Leased Real Property and any area used pursuant to the Permits and Licenses relating to the Business, or Hazardous Material or environmental conditions that exist on or prior to the Closing Date;

(vi)      the Sellers’ obligations under this Agreement and the Ancillary Agreements and any fees or expenses incurred by any of the Sellers in connection with the negotiation, preparation, approval or execution of this Agreement and the Ancillary Agreements and/or the sale of the Purchased Assets pursuant hereto, including, without limitation, the fees and expenses of counsel, independent auditors, brokers, bankers, investment bankers and other advisors or consultants and any success (or similar fees) arising in connection therewith;

(vii)     any Liabilities arising as a result of any Action initiated at any time, to the extent related to the Business or the Purchased Assets on or prior to the Closing Date, including any shareholder Actions, or Actions in tort or for breach of contract and any Liabilities arising in connection with the Actions set forth on Section 2.02(b)(vii) of the Sellers’ Disclosure Schedule;

(viii)    except as provided in Section 2.02(a)(viii) or to the extent specifically provided in Article VI, all Liabilities arising out of, relating to or with respect to (i) the employment or performance of services, or termination of employment or services by Sellers or any of their Affiliates of any individual on or before the Closing Date, (ii) each of the Employee Plans subject to Title IV of ERISA, all other Employee Plans (excluding the Assumed Employee Plans set forth on Section 6.02(b) of the Sellers’ Disclosure Schedule) and any other “employee benefit plan” (within the meaning of Section 3(3) of ERISA) or other benefit or compensation plan, program, agreement or arrangement at any time maintained, sponsored, contributed or required to be contributed to by any Seller or any Affiliate of any Seller, or with respect to which any Seller or any Affiliate of any Seller has any Liability or otherwise, or (iii) workers’ compensation claims against Sellers or any of their Subsidiaries that relate to the period ending on the Closing Date, irrespective of whether such claims are made prior to or after the Closing;

(ix)      any Liability relating to the employment or termination of employment of any Person arising from or related to the operation of the Business or the D56 Business prior to Closing (including but not limited to, any severance or stay or incentive bonuses) not expressly assumed by Purchaser under Article VI;

(x)       any Liabilities arising under Intercompany Loans and all promissory notes related thereto;

(xi)      all Liabilities arising under the Term Loan Agreement;

(xii)     all Liabilities arising under the DIP Credit Agreement;

(xiii)    all Liabilities arising under the Revolving Credit Agreement;

(xiv)    all Liabilities with respect to Seller Expenses;

(xv)     subject to Section 2.02(a)(iii)(B), Section 2.02(a)(iv), Section 2.02(a)(v), Section 2.02(a)(vi) and Section 2.02(a)(vii) any Liabilities arising from the ownership and operation of the Business prior to the Closing, including, without limitation, all Liabilities in respect of Indebtedness that relates to the period prior to the Closing;

(xvi)   any Liabilities arising from the operation of any successor liability Laws, including, without limitation, “bulk sales” statutes, to the extent that non-compliance therewith or the failure to obtain necessary clearances would subject the Purchaser or the Purchased Assets to the claims of any creditors of any of the Sellers, or would subject any of the Purchased Assets to any Encumbrances or other restrictions (except for Permitted Encumbrances);

(xvii)   any violation of an applicable Law or Order prior to the Closing by any of the Sellers, including, without limitation, any Environmental Law;

(xviii)  any (i) IBNR Liability submitted pursuant to Section 6.02(h) following the termination of the IBNR Claims Period and (ii) Excess IBNR Liability; and

(xix)    any Liability with respect to outstanding checks or other instruments issued by the Sellers.

Section 2.03    Purchase of Purchased Assets. On the terms and subject to the conditions of this Agreement, on the Closing Date (a) the Purchaser shall purchase the Purchased Assets and assume the Assumed Liabilities from the Sellers, and (b) the Purchase Price shall be paid as set forth in Section 2.04.

Section 2.04    Purchase Price. The purchase price (the “Purchase Price”) payable in consideration for the sale, transfer, assignment, conveyance and delivery by the Sellers to the Purchaser of the Purchased Assets shall consist of the following:

(a)       an amount in cash equal to (x) $42,500,000, subject to adjustments as provided in Section 2.07 minus (y) the Determined Cure Costs payable by the Purchaser under Section 5.01(c), which shall be paid to the applicable counterparties of the applicable Assigned Contracts in accordance with Section 5.01(c); plus

(b)       the assumption at the Closing by the Purchaser of the Assumed Liabilities from the Sellers.

Section 2.05    Purchase Price Deposit. Prior to the execution of this Agreement, pursuant to the terms of the Escrow Agreement, Purchaser deposited with JPMorgan Chase Bank, National Association, in its capacity as escrow agent (the “Escrow Agent”) the sum of Four Million Two Hundred Fifty Thousand Dollars ($4,250,000) by wire transfer of immediately available funds (the “Escrowed Funds”), to be released by the Escrow Agent and delivered to either Purchaser or Sellers, in accordance with the provisions of the Escrow Agreement. Pursuant to the Escrow Agreement, the Escrowed Funds (together with all accrued investment income thereon) shall be distributed as follows:

(a)       if the Closing shall occur, the Escrowed Funds shall be applied towards the Purchase Price payable by Purchaser to Sellers under Section 2.04 and Section 2.06 hereof and all accrued investment income thereon shall be delivered to Purchaser at the Closing;

(b)       if this Agreement is terminated by Sellers pursuant to Section 9.01(f), the Escrowed Funds, together with all accrued investment income thereon, shall be delivered to Sellers; or

(c)       if this Agreement is terminated for any reason other than by Sellers pursuant to Section 9.01(f), the Escrowed Funds, together with all accrued investment income thereon, shall in each case be returned to Purchaser.

Section 2.06    Payment of Purchase Price. On the Closing Date, Purchaser shall pay the Purchase Price to Sellers, which shall be paid by wire transfer of immediately available funds into an account designated by Sellers.

Section 2.07    Purchase Price Adjustment. (a) As promptly as practicable, but no later than sixty (60) days after the Closing Date, Purchaser shall cause to be prepared and delivered to Sellers the final amount of IBNR Liabilities submitted pursuant to Section 6.02(h) during the IBNR Claims Period, together with a calculation of the Excess IBNR Liability, if any, and the Closing Statement (as defined below), together with a certificate based on such Closing Statement setting forth Purchaser’s calculation of Closing Working Capital (as defined below).

The closing statement (the “Closing Statement”) shall present the Net Working Capital as of the close of business on the day prior to the Closing Date (“Closing Working Capital”). “Net Working Capital” means the consolidated current assets of the Business, reduced by the consolidated current liabilities of the Business, in each case as determined in accordance with the accounting principles set forth on Section 2.07(a)(i) of the Sellers’ Disclosure Schedule (the “Agreed Principles”). For additional clarity, Net Working Capital shall not include any Excluded Assets, Excluded Liabilities (including those related to the D56 Business) or deferred taxes. The preparation of the Closing Statement shall be for the sole purpose of determining changes in Net Working Capital from January 3, 2009 (the “Reference Date”) to the Closing Date. Attached hereto as Section 2.07(a)(ii) of the Sellers’ Disclosure Schedule is a schedule showing the Net Working Capital as of the Reference Date after giving effect to the pro forma adjustments required in the Agreed Principles (“Reference Statement”).

(b)       If Sellers disagree with Purchaser’s calculation of Closing Working Capital delivered pursuant to Section 2.07(a), Sellers may, within thirty (30) days after delivery of the Closing Statement, deliver a notice to Purchaser disagreeing with such calculation and setting forth Sellers’ calculation of such amount. Purchaser shall provide Sellers and their Representatives with reasonable access to any files, books and records that relate to the Business that are in Purchaser’s possession or control to the extent that Sellers’ require such access to review the Closing Statement. Any such notice of disagreement shall specify those items or amounts as to which Sellers disagree, and Sellers shall be deemed to have agreed with all other items and amounts contained in the Closing Statement and the calculation of Closing Working Capital delivered pursuant to Section 2.07(a).

(c)       If a notice of disagreement shall be duly and timely delivered pursuant to Section 2.07(b), Purchaser and Sellers shall, during the fifteen (15) days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Closing Working Capital, which amount shall not be less than the amount thereof shown in Purchaser’s calculation delivered pursuant to Section 2.07(a) nor more than the amount thereof shown in Sellers’ calculation delivered pursuant to Section 2.07(b). If during such period, Purchaser and Sellers are unable to reach such agreement, they shall promptly thereafter cause KPMG LLP (or if unable or unwilling to accept its mandate, an independent accountant to be mutually agreed upon by Sellers and Purchaser) (the “Accounting Referee”) to review this Agreement and the disputed items or amounts for the purpose of calculating Closing Working Capital. In making such calculation, the Accounting Referee shall consider only those items or amounts in the Closing Statement related to the Closing Working Capital and Purchaser’s calculation of Closing Working Capital as to which Sellers have disagreed. The Accounting Referee shall deliver to Purchaser and Sellers, as promptly as practicable (but in any case no later than thirty (30) days from the date of engagement of the Accounting Referee), a report setting forth such calculation. Such report shall be final and binding upon Purchaser and Sellers. The cost of such review and report shall be borne equally by Purchaser and Sellers.

(d)       Purchaser and Sellers shall, and shall cause their respective Representatives to, cooperate and assist in the preparation of the Closing Statement and the calculation of Closing Working Capital and in the conduct of the review referred to in this

Section 2.07, including, without limitation, the making available to the extent necessary of books, records, work papers and personnel.

(e)       If Final Working Capital exceeds Net Working Capital as of the Reference Date, Purchaser shall pay to Sellers, in the manner and with interest as provided in Section 2.07(f), the amount of such excess and, if Net Working Capital as of the Reference Date exceeds Final Working Capital, Sellers shall pay to Purchaser the amount of such excess, as an adjustment to the Purchase Price, in the manner and with interest as provided in Section 2.07(f). In addition to the foregoing, the Excess IBNR Liability (as defined in Section 6.02(h)), if any, shall be paid by Sellers to Purchaser, as an adjustment to the Purchase Price, in the manner and with interest as provided in Section 2.07(f). Notwithstanding anything to the contrary contained herein, the maximum adjustment that shall be made to the Purchase Price pursuant to this Section 2.07(e) shall not reduce the Purchase Price to less than an amount equal to the Obligations (as defined in the DIP Credit Agreement) outstanding under the DIP Credit Agreement (including all letters of credit to the extent not replaced) as of the Closing. “Final Working Capital” means Closing Working Capital (x) as shown in Purchaser’s calculation delivered pursuant to Section 2.07(a) if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.07(b) or (y) if such a notice of disagreement is delivered, (A) as agreed by Purchaser and Sellers pursuant to Section 2.07(c) or (B) in the absence of such agreement, as shown in the Accounting Referee’s calculation delivered pursuant to Section 2.07(c); provided, however, that in no event shall Final Working Capital be less than Purchaser’s calculation of Closing Working Capital delivered pursuant to Section 2.07(a) or more than Seller’s calculation of Closing Working Capital delivered pursuant to Section 2.07(b).

(f)        Any payment pursuant to Section 2.07(e) shall be made at a mutually convenient time and place within five (5) Business Days after Final Working Capital has been determined by wire transfer by Purchaser or Sellers, as the case may be, of immediately available funds to the account of such other party as may be designated in writing by such other party. The amount of any payment to be made pursuant to this Section 2.07 shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the rate of interest published from time to time by the Wall Street Journal as the “prime rate” at large U.S. money center banks during the period from the Closing Date to the date of payment. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of three hundred sixty five (365) days and the actual number of days elapsed.

Section 2.08    Allocation of the Purchase Price. The Purchase Price (to the extent required by the Tax Code) shall be allocated among the Purchased Assets and by entity as of the Closing Date in accordance with the relative fair market value of the Purchased Assets at that time, to the extent relevant, and in a manner consistent with Section 1060 of the Tax Code and the Regulations which allocation will be set out in a schedule to be prepared by Purchaser and to be agreed upon by LGI within thirty (30) days after the Closing Date (the “Allocation”). If LGI and the Purchaser are unable to agree upon the Allocation within thirty (30) days after the Closing Date, the disputed items shall be resolved by the Accounting Referee. Subject to the foregoing provisions of this Section 2.08, for all Tax purposes, the Purchaser and the Sellers agree that the Transactions shall be reported in a manner consistent with the terms of this Agreement, including the Allocation, and that none of them will take any position inconsistent therewith in any Tax Return, in any refund claim, in any litigation, or otherwise. The Sellers and the Purchaser agree to cooperate with each other in preparing IRS Form 8594 (including any subsequent adjustments required thereto), and to furnish the other with a copy of such form prepared in draft form within a reasonable period before its filing due date. If such allocation is disputed by any taxation or other Governmental Authority, the Purchaser or any Seller receiving notice of such dispute will promptly notify the other party and the parties will use their reasonable best efforts to sustain the final allocation. The parties will share information and cooperate in good faith to permit the Transactions to be properly, timely and consistently reported.

Section 2.09    Determined Cure Costs. The Purchaser agrees to promptly satisfy all Determined Cure Costs, as and when such Determined Cure Costs become due, in respect of Assigned Contracts (other than Excluded Contracts) for which all necessary consents and/or Bankruptcy Court approval to transfer have been obtained.

Section 2.10    Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Weil, Gotshal, & Manges LLP, 767 Fifth Avenue, New York, New York at 10:00 a.m. New York time on the third Business Day following the satisfaction or waiver of the conditions to the obligations of the parties hereto set forth in Section 8.01 and Section 8.02 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or at such other place or at such other time or on such other date as LGI and the Purchaser may mutually agree upon in writing. The date of the Closing is herein referred to as the “Closing Date.”

Section 2.11    Closing Deliveries by the Sellers. At the Closing, the Sellers shall deliver or cause to be delivered to the Purchaser:

(a)       a certified copy of the Sale Order, as entered by the Bankruptcy Court;

(b)       the Bill of Sale and Assignment and Assumption Agreement, the Deeds applicable in the relevant jurisdictions for the Owned Real Property (with the Deeds for the Owned Real Property to be recorded with copies of all required Conveyance Tax stamps affixed, except for any Conveyance Taxes that are exempt pursuant to Section 1146(a) of the Bankruptcy Code), the Assignments of Leased Properties in recordation form, the Assignments of Intellectual Property and such other instruments, in form and substance and in registrable or recordation form where applicable, reasonably satisfactory to the Purchaser, as may be reasonably requested by the Purchaser to effect the transfer of the Purchased Assets to the Purchaser, or to register or record or evidence such transfer on the public records, in each case duly executed by each applicable Seller and the other parties thereto (other than the Purchaser);

(c)       the Ancillary Agreements, duly executed by each applicable Seller and the other parties thereto (other than the Purchaser) other than the Ancillary Agreements delivered pursuant to Section 2.11(b);

(d)       a certificate of non-foreign status pursuant to section 1.1445-2(b)(2) of the Regulations from each Seller;

(e)       copies of resolutions of the board of directors (or equivalent governing body) of each Seller authorizing and approving the execution and delivery of this Agreement and the Ancillary Agreements and the performance by such Seller of its obligations hereunder and thereunder, certified by the Secretary of such Seller;

(f)        an incumbency certificate dated the Closing Date for each Seller executed by the Secretary of such Seller which shall identify the names and titles and bear the signatures of the officers of such Seller individually authorized to execute and deliver this Agreement and the Ancillary Agreements to which such Seller is a party;

(g)       copies of the certificate of incorporation and bylaws (or equivalent governance documents) of each Seller, in each case certified by the Secretary of such Seller;

(h)       termination statements, lien releases, discharges, financing change statements or other documents, notices or other instruments as the Purchaser may reasonably deem necessary to release Liens (other than Permitted Encumbrances) on the Purchased Assets, each in form and substance reasonably satisfactory to the Purchaser duly executed by any holders of such Liens;

(i)        subject to Section 5.01(b), written consents in form and substance reasonably satisfactory to the Purchaser duly executed by the applicable Sellers and counterparties evidencing any consents necessary to effect the assignment to the Purchaser of Intellectual Property pursuant to Section 5.07(b) and 5.07(c);

(j)        a certificate of a duly authorized officer of each of the Sellers certifying that all conditions set forth in Section 8.02 have been satisfied (or to the extent any such condition has been waived in accordance with the terms hereof, attaching thereto the applicable written waiver);

(k)       an updated Section 2.11(k) of the Sellers’ Disclosure Schedule setting forth the Trade Payables outstanding as of 11:59:59 p.m. Eastern Standard Time on a date no earlier than three (3) Business Days prior to the Closing Date; and

(l)        such other customary documents and instruments of transfer, assumptions and filings as may be reasonably required to be delivered by any Seller to consummate the Transactions or otherwise give effect to this Agreement.

Section 2.12    Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver, or cause to be delivered,

(a)       to LGI:

(i)        the Bill of Sale and Assignment and Assumption Agreement, the Assignments of Leased Properties and the Assignments of Intellectual Property, in each case in form and substance reasonably satisfactory to LGI, to effect the assumption by the Purchaser of the Assumed Liabilities, duly executed by the Purchaser (where required);

(ii)       the Ancillary Agreements to which the Purchaser is a party, duly executed by the Purchaser other than the Ancillary Agreements delivered pursuant to Section 2.12(a)(i);

(iii)      a certificate of a duly authorized officer of the Purchaser certifying that the conditions set forth in Section 8.01(a) have been satisfied (or to the extent any such condition has been waived in accordance with the terms hereof, attaching thereto the applicable written waiver);

(iv)      a copy of resolutions of the board of directors of the Purchaser authorizing and approving the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the performance by the Purchaser of its obligations hereunder and thereunder, certified by the Secretary of the Purchaser;

(v)       an incumbency certificate dated the Closing Date for the Purchaser executed by the Secretary of the Purchaser which shall identify the names and titles and bear the signatures of the officers of the Purchaser individually authorized to execute and deliver this Agreement and the Ancillary Agreements to which the Purchaser is a party;

(vi)      such other customary documents and instruments of transfer, assumptions and filings as may be reasonably required to be delivered by the Purchaser to consummate the Transactions or otherwise give effect to this Agreement; and

(b)       the Purchase Price in accordance with Section 2.04.

Section 2.13    Relinquishment of Control. At the Closing, the Sellers shall turn over actual possession and control of all of the Purchased Assets to the Purchaser by taking such action that may be required or reasonably requested by the Purchaser to effect such transfer of possession and control.

Section 2.14    Assignment of Contracts and Rights. (a) To the extent that any Contract to be sold, transferred, conveyed or assigned (any sale, transfer, conveyance or assignment, a “Transfer”) to the Purchaser pursuant to the terms of Section 2.01 is not capable of being Transferred to the Purchaser (after giving effect to the Sale Order) without the Consent of a third Person (each such Contract, a “Consent Pending Contract”), or if such Transfer or attempted Transfer would, or if the subsequent Transfer or attempted Transfer of the equity interests of the Purchaser would, constitute a breach thereof or a violation of any Law, nothing in this Agreement or in any document, agreement or instrument delivered pursuant to this Agreement will constitute a Transfer or an attempted Transfer thereof prior to the time at which all Consents necessary for such Transfer will have been obtained unless an Order of the Bankruptcy Court effects such Transfer without Consent.

(b)       Sellers shall hold and not reject pursuant to section 365 of the Bankruptcy Code any Consent Pending Contracts for a period of sixty (60) days following the Closing Date (the “Contract Retention Period”) and, as soon as practicable after receiving further written notice(s) (each, an “Assumption Notice”) from Purchaser during the Contract Retention Period requesting assumption and assignment of any Consent Pending Contract, the Sellers shall, subject to Purchaser’s demonstrating adequate assurance of future performance thereunder, take all actions reasonably necessary to seek to assume and assign to Purchaser pursuant to section 365 of the Bankruptcy Code any Contract(s) set forth in an Assumption Notice, and any applicable Determined Cure Cost shall be satisfied in accordance with Section 2.09 hereof. The Sellers agree and acknowledge that the covenant set forth in this Section 2.14(b) shall survive the Closing; provided, that, with respect to any Consent Pending Contract, Purchaser shall compensate the Sellers for Liabilities for the continuation of such Consent Pending Contracts during the Contract Retention Period up to and including the date which is ten (10) days following Sellers’ receipt of written notice from Purchaser authorizing rejection of the same or, in the case of any Consent Pending Contracts that relate to any Owned Real Property or any Leased Real Property, the date which is forty-five (45) days following Sellers’ receipt of written notice from Purchaser authorizing rejection of the same, it being understood and agreed that Sellers’ obligation to assume and assign any Consent Pending Contract shall be conditioned upon Purchaser’s payment of such amounts and that Purchaser’s covenant to pay such amounts shall survive the Closing until the termination of the Contract Retention Period unless otherwise authorized by Purchaser by written notice to Sellers to be rejected. Notwithstanding anything in this Agreement to the contrary, on the date any Contract is assumed and assigned to Purchaser pursuant to this Section 2.14(b), such Contract shall be deemed an Assigned Contract and deemed scheduled on Section 3.12(a) under the appropriate heading for all purposes under this Agreement. Sellers shall have the right at any time following the expiration of the Contract Retention Period to reject any Consent Pending Contracts pursuant to section 365 of the Bankruptcy Code.

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the corresponding sections or subsections of the Sellers’ Disclosure Schedule, the Sellers jointly and severally hereby represent and warrant to the Purchaser as of the date hereof and as of the Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date) as follows:

Section 3.01    Organization, Authority and Qualification of the Seller. Each of the Sellers is a corporation or limited liability company, as the case may be, duly organized, validly existing and, except as a result of the commencement of the Chapter 11 Cases, in good standing under the laws of the jurisdiction of its incorporation, formation or organization, and, subject to obtaining the approval of the Bankruptcy Court, has all necessary power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder, and to consummate the Transactions. Each of the Sellers has all necessary power and authority to own, lease, operate and conduct its respective businesses, properties and assets as now being conducted. Each of the Sellers is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its respective business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing (a) has resulted from the commencement or continuance of the Chapter 11 Cases; or (b) would not: (i) adversely affect the ability of such Seller to carry out its obligations under this Agreement and the Ancillary Agreements, and to consummate the Transactions; or (ii) otherwise reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Subject to obtaining the Sale Order from the Bankruptcy Court, and except as otherwise disclosed in Section 3.01 of the Sellers’ Disclosure Schedule, the execution and delivery of this Agreement and the Ancillary

Agreements by each Seller, the performance by each Seller of its obligations hereunder and thereunder, and the consummation by each Seller of the Transactions have been duly authorized by all requisite action on the part of such Seller, and no other corporate or limited liability company action or proceeding on the part of any of the Sellers is necessary to authorize the execution and delivery of this Agreement and the Ancillary Agreements by each of the Sellers, or the consummation of the Transactions. This Agreement has been, and upon their execution, the Ancillary Agreements shall have been, duly executed and delivered by each Seller, and (assuming due authorization, execution and delivery by the Purchaser), subject to the approval of the Bankruptcy Court, this Agreement constitutes, and, upon their execution, the Ancillary Agreements shall constitute, legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity. None of the Sellers have any Subsidiaries, except for other Sellers.

Section 3.02    No Conflict. Subject to obtaining the HSR Approval (if required) and the approval of the Bankruptcy Court and the State of New Jersey under the Industrial Site Recovery Act (if required), and assuming that all consents, approvals, authorizations and other actions described in Section 3.03 have been obtained, all filings and notifications listed in Section 3.03 of the Sellers’ Disclosure Schedule have been made, and any applicable waiting period has expired or been terminated, and except as may result from any facts or circumstances relating solely to the Purchaser, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Sellers and the consummation of the Transactions hereby and thereby do not and will not, except as set forth in Section 3.02 of the Sellers’ Disclosure Schedule: (a) violate, conflict with or result in the breach of the certificate of incorporation, articles of incorporation, bylaws, certificate of formation, operating agreement, limited liability company agreement or similar formation or organizational documents of any of the Sellers; (b) conflict with or violate any Law or Order applicable to any of the Sellers or any of the Purchased Assets or Assumed Liabilities; (c) violate, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or require any consent under any note, bond, mortgage or indenture, Contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which any of the Sellers is a party, or result in the creation of any Lien (other than Permitted Liens) on any of the Purchased Assets, except to the extent that any such rights and such Liens are not enforceable (before or after consummation of the Transactions) due to operation of the Bankruptcy Code and except, in the case of clauses (b) and (c), for any such conflict, violation, breach or default that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.03    Governmental Consents and Approvals. The execution, delivery and performance of this Agreement and each Ancillary Agreement by the Sellers do not or, upon the entry by the Bankruptcy Court of the Sale Order as required by Section 8.01(d) and Section 8.02(d), will not require any consent, approval, authorization or other Order of, action by, filing with or notification to, any Governmental Authority under any of the terms, conditions or provisions of any Law or Order applicable to any Seller or by which any of the Purchased Assets may be bound, any Contract to which any Seller is a party or by which any Seller may be bound, except (i) the filing of notification and report forms with the United States Federal Trade

Commission and the United States Department of Justice under the HSR Act and the expiration or termination of any applicable waiting period thereunder, if required (“HSR Approval”), and (ii) as described in Section 3.03 of the Sellers’ Disclosure Schedule.

Section 3.04    SEC Filings; Financial Statements; Undisclosed Liabilities. (a) To the Sellers’ Knowledge, except as set forth in Section 3.04(a) of the Sellers’ Disclosure Schedule, since January 1, 2007, LGI has timely filed with the SEC all LGI SEC Documents, all of which are publicly available on EDGAR. Except to the extent amended or superseded by a subsequent filing with the SEC made prior to the date hereof, as of their respective dates (and if so amended or superseded, then on the date of such filing prior to the date hereof), the LGI SEC Documents (including any financial statements or schedules included therein) and any forms, reports, schedules, statements, registration statements, proxy statements and other documents (including in each case, exhibits, schedules, amendments or supplements thereto, and any other information incorporated by reference therein) (i) did not, and in the case of Subsequent Filings will not, contain any untrue statement of a material fact or omit, or in the case of Subsequent Filings will not omit, to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and (ii) complied, and in the case of Subsequent Filings will comply, in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. None of LGI’s Subsidiaries is required to file any forms, reports or other documents with the SEC.

(b)       To the Sellers’ Knowledge, each of the financial statements contained or to be contained in the LGI SEC Documents (including, in each case, any related notes and schedules) has (i) at the time at which they were prepared, been prepared from, and is in accordance with, the books and records of LGI and its consolidated Subsidiaries, and complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (ii) been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto and in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) and fairly presents in all material respects the consolidated financial position and the consolidated results of operations and cash flows of LGI and its consolidated Subsidiaries as at the dates and for the periods covered thereby except for subsequent adjustments that may be required to reflect the impact that the commencement of the Chapter 11 Cases has had on the Sellers and except that the unaudited interim financial statements were or are subject to normal year-end adjustments.

Section 3.05    Litigation. Except (a) for the Chapter 11 Cases or (b) as set forth in Section 3.05 of the Sellers’ Disclosure Schedule, there is no pending Action by or against any of the Sellers or relating to the Business or any of the Purchased Assets or Assumed Liabilities, or, to the Sellers’ Knowledge, threatened against or affecting any of the Sellers or relating to the Business or any of the Purchased Assets or Assumed Liabilities, which, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

Section 3.06    Compliance with Laws. Except as would not have a Material Adverse Effect, since January 1, 2007, the Sellers (a) have conducted and continue to conduct the Business in all material respects in accordance with all applicable Laws and Orders applicable to the Business, (b) have complied with and continue to comply with in all material respects all Laws and Orders applicable to the Purchased Assets and the Assumed Liabilities, (c) are not in violation in any material respect of any such Law or Order, and (d) have not received any notice that any violation of any such Law or Order is being or may be alleged.

Section 3.07    Environmental Matters. Except as set forth in Section 3.07 of the Sellers’ Disclosure Schedule or in each case as would not have a Material Adverse Effect, to the Sellers’ Knowledge:

(a)       The Business, the Leased Real Property, the Owned Real Property or any properties or facilities owned, leased or operated by the Business are in compliance with Environmental Laws;

(b)       The Business possesses and is in compliance with all Environmental Permits necessary for the conduct of its business as presently conducted;

(c)       There has been no Release at the Leased Real Property, the Owned Real Property or any properties or facilities currently owned, leased or operated by the Business or a predecessor in interest;

(d)       None of the Leased Real Property, the Owned Real Property or any facilities currently owned, leased, operated or otherwise used by the Business contains or is contaminated with any Hazardous Materials, other than in compliance with the requirements of Environmental Law and in quantities or under circumstances such that no investigation or remediation would reasonably be expected to be required under any Environmental Law;

(e)       Since January 1, 2007, no Environmental Claims have been asserted against the Business or, to the Sellers’ Knowledge, any predecessor in interest, nor do the Sellers have knowledge or notice of any threatened or pending Environmental Claim against the Business or any predecessor in interest;

(f)        Neither the Business, the Leased Real Property, the Owned Real Property nor any properties or facilities currently owned, leased, operated or otherwise used by the Business is subject to any agreement that may require it to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless any Person for or against any Environmental Liabilities;

(g)       None of the Leased Real Property, the Owned Real Property or any other properties or facilities currently owned, leased, operated or otherwise used by the Business contain an active or inactive incinerator, lagoon, landfill, septic system, wastewater treatment system, underground storage tank, friable asbestos or friable asbestos-containing material, or polychlorinated biphenyls; and

(h)       No Environmental Law regulates the transfer or requires the submission of any notice of transfer the Leased Real Property, the Owned Real Property, the Business or its assets.

Section 3.08     Intellectual Property.

(a)       Schedule 3.08(a) sets forth a true and complete list of all material (i) Owned Intellectual Property; and (ii) Licensed Intellectual Property.

(b)       Except as set forth in Section 3.08(b) of the Sellers’ Disclosure Schedule and to Sellers’ Knowledge:

(i)        All Owned Intellectual Property is valid, subsisting and enforceable, is not subject to any outstanding order, judgment or decree restricting its use or adversely affecting any Seller’s rights thereto.

(ii)       None of the Sellers are violating and have not since January 1, 2007, violated any Intellectual Property rights. To Sellers’ Knowledge, there are no Actions, reissues, reexaminations, public protests, interferences, arbitrations, mediations, oppositions, cancellations, Internet domain name dispute resolutions or other proceedings (collectively, “Suits”) pending or threatened concerning any claim or position that any Seller or any of their indemnitees have violated any Intellectual Property rights.

(iii)      There are no Suits pending or threatened concerning the Owned Intellectual Property, and, to the Sellers’ Knowledge, no valid basis for any such Suits exists. To the Sellers’ Knowledge, there are no Suits pending or threatened concerning the Licensed Intellectual Property or the right of any Seller to use the Licensed Intellectual Property, and no valid basis for any such Suits or claims exists.

(iv)      One or more Sellers own or otherwise hold valid rights to use all Transferred Intellectual Property. To the Sellers’ Knowledge, no Person is violating any Transferred Intellectual Property.

(v)       No Person other than a Seller has any ownership interest in, or a right to receive a royalty or similar payment with respect to, any of the Owned Intellectual Property. To Sellers’ Knowledge, no Person is entitled to a royalty or similar payment with respect to Intellectual Property not owned by a Seller. Since January 1, 2007, none of the Sellers have granted any options, licenses, assignments or agreements of any kind relating to (i) ownership of rights in Owned Intellectual Property; or (ii) the marketing or distribution of Owned Intellectual Property.

(vi)      Since January 1, 2007, none of the Sellers have entered into any agreement to indemnify any other Person against any charge of infringement of any third party Intellectual Property, except for customary infringement indemnities agreed to in the ordinary course of business and included as part of any contracts for the license or sale of products or services. Since January 1, 2007, none of the Sellers have entered into any agreement granting any third party the right to bring infringement actions or otherwise to enforce rights with respect to the Owned Intellectual Property or pursuant to which any Seller has agreed not to sue or otherwise enforce any legal rights with respect to Owned Intellectual Property.

Section 3.09     Real Property.

(a)       Section 3.09(a) of the Sellers’ Disclosure Schedule lists the street address, legal description where appropriate and the current owner of each parcel of real property in which any of the Sellers has fee title (or equivalent) interest and which is used in or held for use in the conduct of the Business. Except as described in Section 3.09(a) of the Sellers’ Disclosure Schedule: (i) each Seller listed in Section 3.09(a) of the Sellers’ Disclosure Schedule as the owner of a parcel of Owned Real Property has good and valid title in fee simple to such parcel; (ii) to the extent as are in any of the Sellers’ possession, the Sellers have made available to the Purchaser copies of each deed for each parcel of Owned Real Property; and (iii) all buildings situated on the Owned Real Property form a part of the Owned Real Property and are owned by the Sellers. No Seller has received notice of any pending condemnation proceeding or any threatened condemnation that would preclude or impair the use of any Owned Real Property by the Business for the purposes for which it is currently used. No Seller has received notice of the applicable Governmental Authority altering its zoning Laws so as to affect or potentially affect the Leased Real Property.

(b)       Section 3.09(b) of the Sellers’ Disclosure Schedule lists the street address and legal description where appropriate of each parcel of real property leased or subleased by any Seller as tenant or subtenant, as the case may be, which is used in or held for use in the conduct of the Business, and the identity of the lessee of each such parcel of Leased Real Property. To the extent as are in any of the Sellers’ possession, the Sellers have delivered to the Purchaser true and complete copies of the leases and subleases in effect at the date hereof (including all amendments thereto and assignments in respect thereof) relating to the Leased Real Property, and there has not been any sublease or assignment entered into by any of the Sellers in respect of the leases and subleases relating to the Leased Real Property. To Sellers’ Knowledge, each lease and sublease in respect of the Leased Real Property is a valid lease or sublease and Sellers have received no written notice of default except as disclosed in Section 3.09(b) of the Sellers’ Disclosure Schedule. To Sellers’ Knowledge, the security deposit required pursuant to each lease and sublease in respect of the Leased Real Property has not been drawn upon by the relevant landlord or sublandlord, as applicable, and no additional monies are required to bring the security deposits into compliance with respect to each such lease or sublease, as applicable. No Seller has received notice of any pending condemnation proceeding or any threatened condemnation that would preclude or impair the use of any Leased Real Property by the Business for the purposes for which it is currently used. No Seller has received notice of the applicable Governmental Authority altering its zoning Laws so as to affect or potentially affect the Leased Real Property.

(c)       The Owned Real Property and the Leased Real Property constitute all of the real property used in the conduct of the Business.

(d)       Except as set forth in Section 3.09(d) of the Sellers’ Disclosure Schedule, Sellers have (i) in the case of Owned Real Property, good and valid title to, and (ii) in the case of the Leased Real Property, valid and binding leasehold interests in all of their respective material assets, free and clear of any Liens, except, in each case, for Permitted Encumbrances.

(e)       Except as set forth in Section 3.09(e) of the Sellers’ Disclosure Schedule, no options or rights of first offer or rights of first refusal or similar rights or options have been granted by any Seller to any Person (other than the Purchaser) that are enforceable despite the continuation of the Bankruptcy Cases to (i) purchase, lease or otherwise acquire any interest in any of the Owned Real Property or leases or subleases relating to the Leased Real Property.

Section 3.10    Employee Benefit Matters.

(a)       Section 3.10(a) of the Sellers’ Disclosure Schedule lists: (i) all material “employee benefit plans”, as defined in Section 3(3) of ERISA, and (ii) other material pension, welfare benefit, bonus, incentive compensation, deferred compensation, severance, vacation, paid time off, salary continuation, life insurance, or educational assistance plans, programs or agreements, in each case, with respect to which any Seller and their Subsidiaries have any obligation or liability, contingent or otherwise, with respect to current or former employees of the Sellers and their Subsidiaries (the “Employee Plans”). All Employee Plans which are single employer plans or multiemployer plans and are subject to Title IV of ERISA or Section 412 of the Tax Code are separately identified on Section 3.10(a) of the Sellers’ Disclosure Schedule (collectively, “Title IV Plans”).

(b)       A summary description of each Employee Plan has been made available to Purchaser. Correct and complete copies of each Assumed Employee Plan and the following documents, if applicable, have been made available to Purchaser: (A) the most recent trust agreement and all amendments thereto, (B) the most recent Forms 5500, (C) the most recent actuarial valuation, and (D) the most recent IRS determination letter.

(c)       Each Assumed Employee Plan intended to qualify under Section 401 of the Tax Code has been determined by the IRS to be so qualified. Except as set forth in Section 3.10(c) of the Sellers’ Disclosure Schedule, to the Sellers’ Knowledge, nothing has occurred with respect to the operation of any such plan which could reasonably be expected to result in the revocation of such favorable determination.

(d)       Except by reason of the automatic stay under the Bankruptcy Code or as set forth in Section 3.10(d) of the Sellers’ Disclosure Schedule, each Assumed Employee Plan has been maintained, in all material respects, in accordance with its terms and applicable Law.

(e)       Except as set forth in Section 3.10(e) of the Sellers’ Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee of Sellers or any of their Subsidiaries; (ii) increase any benefits otherwise payable under any Employee Plan; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

Section 3.11    Taxes. Except as set forth in Section 3.11 of the Sellers’ Disclosure Schedule:

(a)       Sellers have timely filed or caused to be timely filed with the appropriate taxing authorities (taking into account extensions to file Tax Returns) all material Tax Returns that are required to be filed with respect to the income or operations of the Business or the ownership of the Purchased Assets;

(b)       All Taxes shown to be payable on such filed Tax Returns have been paid or reserved against in accordance with GAAP; and

(c)       Sellers are not foreign persons within the meaning of Section 1445 of the Tax Code and the Regulations thereunder.

Section 3.12    Material Contracts.

(a)       Section 3.12(a) of the Sellers’ Disclosure Schedule sets forth all Contracts concerning the Transferred Intellectual Property or that are related to, or used in or held for use in, the Business (except for Contracts that are Excluded Assets, purchase orders for inventory and other goods and services purchased in the ordinary course of business, or in the case of clauses (i), (iv), (vi)-(x), (xiii) and (xiv) below, Contracts (other than Contracts concerning the Transferred Intellectual Property) that individually have a future liability not in excess of $150,000 annually or $1,000,000 during the term thereof, and other than Contracts that are cancelable by a Seller upon notice of not more than 90 calendar days without penalty or cost), including, without limitation:

(i)       Contracts for the purchase or sale of assets, products or services;

(ii)       Exclusive supply Contracts for the purchase of Inventory or other goods or services that are otherwise not generally available and that are used in connection with the Business;

(iii)      Contracts pursuant to which a Seller grants to any Person the right to manufacture, design, market, distribute or resell any Business product, or to represent a Seller with respect to any such product, or act as agent for any Seller in connection with the marketing, distribution or sale of any Business product;

(iv)      Contracts for the lease of tangible personal property;

(v)       Contracts containing a covenant that restricts a Seller or any Affiliate of a Seller from engaging in any line of business or competing with any Person;

(vi)      Contracts providing for indemnification by a Seller, other than in connection with respect to standard terms and conditions of a Contract for the purchase or sale of assets, products or services in the ordinary course of business;

(vii)     Employment, consulting or independent contractor Contracts, other than unwritten at-will employment Contracts;

(viii)    Contracts relating to a joint venture of the Business;

(ix)      Currency exchange, interest rate, commodity exchange or similar Contracts;

(x)       Contracts for capital expenditures;

(xi)      Contracts with any director, officer or employee of Seller or any of its Subsidiaries (in each case, other than (A) employment agreements covered in clause (vii) above), (B) payments of compensation for employment to employees in connection with unwritten at-will employment Contracts and (C) participation in Employee Plans by employees;

(xii)     Contracts or licenses of any patents, trademarks, trade names, service marks, copyrights or other Intellectual Property received from or granted to third parties;

(xiii)    Contracts for radio, television newspaper or other media advertising; and

(xiv)    Contracts not made in the ordinary course of business.

(such Contracts collectively, “Material Contracts”, and each a “Material Contract”).

(b)       Except as set forth in Section 3.12(b) of the Sellers’ Disclosure Schedule, to Sellers’ Knowledge, each Material Contract (i) is valid and binding on the applicable Seller and the counterparties thereto, and is in full force and effect; and (ii) upon consummation of the Transactions, except to the extent that any consents set forth in Section 3.02 or Section 3.03 of the Sellers’ Disclosure Schedule and Bankruptcy Court approvals to transfer are not obtained or would otherwise not have a Material Adverse Effect, shall continue in full force and effect without penalty or other adverse consequence. Except as disclosed in Section 3.12(b) of the Sellers’ Disclosure Schedule, the applicable Seller and, to the Sellers’ Knowledge, the counterparties thereto, are not in breach of, or default under, any Material Contract to which any of them is a party except for breaches or defaults that that would not have a Material Adverse Effect or, upon entry or issuance of the Sale Order by the Bankruptcy Court, would not preclude the Sellers from assigning such Material Contract to the Purchaser and that would be cured or rendered unenforceable in accordance with the Sale Order.

Section 3.13    Brokers. Except as set forth in Section 3.13 of the Sellers’ Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of any Seller. The Sellers are solely responsible for the fees and expenses of the Sellers’ Financial Advisor except for all unpaid professional fees approved by the Bankruptcy Court which shall be paid in accordance with the terms of the Sale Order.

Section 3.14    Insurance. Set forth in Section 3.14 of the Sellers’ Disclosure Schedule is an accurate and complete list of each insurance policy and insurance arrangement that covers the Purchased Assets, the Assumed Liabilities or employees (including self insurance, but excluding insurance policies providing benefits under welfare plans and directors’ and officers’ insurance) of the Business (the “Insurance Policies”). To the Sellers’ Knowledge, the Insurance Policies are in full force and effect, all premiums thereon have been paid, and the Sellers are otherwise in compliance in all material respects with the terms and provisions of such policies. To the Sellers’ Knowledge, no Seller is in default under any of the Insurance Policies (or any policy required to be set forth in Section 3.14 of the Sellers’ Disclosure Schedule) and there exists no event, occurrence, condition or act (including the purchase of the Purchased Assets hereunder) that, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default thereunder. No Seller is aware of any pending notice of cancellation or non-renewal of any such Insurance Policies nor, to the Sellers’ Knowledge, has the termination of any such Insurance Policies been threatened, and, to the Sellers’ Knowledge, there exists no event, occurrence, condition or act (including the purchase of the Purchased Assets hereunder) that, with the giving of notice, the lapse of time or the happening of any other event or condition, would entitle any insurer to terminate or cancel any such Insurance Policies.

Section 3.15    Permits. The Sellers have made available to the Purchaser prior to the date hereof a true and complete copy of each of the Permits and Licenses, each of which is listed in Section 3.15 of the Sellers’ Disclosure Schedule. To the Sellers’ Knowledge, and except as would not have a Material Adverse Effect, the Sellers have obtained and possess all Permits and Licenses and have made all registrations or filings with or notices to any Governmental Authority necessary for the lawful conduct of the Business as presently conducted and operated, or necessary for the lawful ownership of their properties and assets or the operation of the Business as presently conducted and operated. To Sellers’ Knowledge, each such Permit and License is valid and in full force and effect and the Sellers are in material compliance with all such Permits and Licenses. Each such Permit and License is included in the Purchased Assets. To Sellers’ Knowledge, the consummation of the Transactions will not result in the revocation, cancellation or termination of, or any adverse amendment or modification to, any such Permit and License. Any applications for the renewal of any such Permit and License that are due prior to the Closing Date will be timely made or filed by the applicable Seller prior to the Closing Date. To Sellers’ Knowledge, no proceeding to modify, suspend, revoke, withdraw, terminate or otherwise limit any such Permit and License is pending or threatened and, to the Sellers’ Knowledge, there is no valid basis for any such proceeding. To Sellers’ Knowledge, no administrative or governmental action or proceeding has been taken in connection with the expiration, continuance or renewal of any such Permit and License and there is no valid basis for any such proceeding.

Section 3.16    Absence of Certain Changes. Other than as a result of the commencement of the Chapter 11 Cases or the D56 Scale Down, since September 27, 2008, the Business has not experienced any (a) damage, destruction or loss, whether covered by insurance or not, individually having a cost of $500,000 or more; (b) except as would not have a Material Adverse Effect, change in accounting methods or principles or any write-down, write up or revaluation of any of the Purchased Assets or Assumed Liabilities, in each case except depreciation accounted for in the ordinary course of business and write-downs of inventory which reflect the lower of cost or market and, in each case, which are in the ordinary course of business and in accordance with GAAP; or (c) sale, assignment, transfer, lease or license (other than a Permitted Encumbrance) of or on any of the Business’ tangible assets, except in the ordinary course of business consistent with past practice, or agreement, whether orally or in writing, to do any of the foregoing in this subsection (c). Since September 27, 2008, other than as a result of the commencement of the Chapter 11 Cases or the D56 Scale Down, there has not been, occurred or arisen any agreement, condition, action, omission or event which would be prohibited (or require consent) under Section 5.02 had it existed, occurred or arisen after the date of this Agreement.

Section 3.17    Labor Matters

(a)       None of the Sellers nor any of their Subsidiaries are a party to any collective bargaining agreement.

(b)       Except as set forth in Section 3.17(b) of the Sellers’ Disclosure Schedule, as of the date hereof, there are no (i) strikes, work stoppages, work slowdowns or lockouts pending or, to the Sellers’ Knowledge, threatened against or involving Sellers or any of their Subsidiaries, or (ii) unfair labor practice charges, grievances or complaints pending or, to the Sellers’ Knowledge, threatened by or on behalf of any employee or group of employees of Sellers or any of their Subsidiaries, except in each case as would not have a Material Adverse Effect.

Section 3.18    Assets. To Sellers’ Knowledge, the Purchased Assets constitute all of the assets necessary for the operation of the Business as presently conducted.

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Except as set forth in the corresponding sections or subsections of the Purchaser’s Disclosure Schedule, the Purchaser hereby represents and warrants to the Sellers as of the date hereof and as of the Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date) as follows:

Section 4.01    Organization and Authority of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the Transactions. The Purchaser is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not adversely affect the ability of the Purchaser to carry out its obligations under this Agreement and the Ancillary Agreements to which it is a party, and to consummate the Transactions. The execution and delivery by the Purchaser of this Agreement and the Ancillary Agreements to which it is a party, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the Transactions have been duly authorized by all requisite corporate action on the part of the Purchaser. This Agreement has been, and upon their execution the Ancillary Agreements to which the Purchaser is a party shall have been, duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by each of the Sellers and other parties thereto), subject to the approval of the Bankruptcy Court, this Agreement constitutes, and upon their execution the Ancillary Agreements to which the Purchaser is a party shall constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.

Section 4.02    No Conflict. Subject to obtaining the HSR Approval (if required) and the approval of the Bankruptcy Court, and assuming that all consents, approvals, authorizations and other actions described in Section 4.03 have been obtained, all filings and notifications listed in Section 4.03 of the Purchaser’s Disclosure Schedule have been made, and any applicable waiting period has expired or been terminated, and except as may result from any facts or circumstances relating solely to the Sellers, the execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Agreements to which the Purchaser is a party do not and will not: (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or bylaws of the Purchaser; (b) conflict with or violate any Law or Order applicable to the Purchaser or its assets, properties or businesses; or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party, except, in the case of clauses (b) and (c), as would not materially and adversely affect the ability of the Purchaser to carry out its obligations under this Agreement and the Ancillary Agreements to which it is a party, and to consummate the Transactions.

Section 4.03    Governmental Consents and Approvals. The execution, delivery and performance by the Purchaser of this Agreement and each Ancillary Agreement to which the Purchaser is a party do not or, upon the entry by the Bankruptcy Court of the Sale Order as required by Section 8.01(d) and Section 8.02(d), will not require any consent, approval, authorization or other Order of, action by, filing with, or notification to, any Governmental Authority, except (i) the HSR Approval (if required), (ii) as described in Section 4.03 of the Purchaser’s Disclosure Schedule and (iii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Purchaser of the Transactions.

Section 4.04    Litigation. As of the date hereof, no Action by or against the Purchaser is pending or, to the Purchaser’s Knowledge, threatened, which would reasonably be expected to affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the Transactions.

Section 4.05    Brokers and Finders. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Purchaser.

Section 4.06    Financial Capability. Attached hereto as Exhibit G is a true, complete and correct copy of the executed equity commitment letter (the “Equity Commitment Letter”) in favor of Purchaser for the Transactions. The Equity Commitment Letter is binding on the parties thereto and is in full force and effect as of the date hereof and Purchaser (i) at the Closing will have, sufficient funds (without giving effect to any unfunded debt financing regardless of whether any such financing is committed) available to pay the Purchase Price and any expenses incurred by Purchaser in connection with the Transactions, (ii) at the Closing will have, the resources and capabilities (financial or otherwise) to perform its obligations hereunder, and (iii) has not incurred any obligation, commitment, restriction or Liability of any kind, which would impair or adversely affect such resources and capabilities.

Section 4.07    Condition of the Business. Notwithstanding anything contained in this Agreement to the contrary, Purchaser acknowledges and agrees that Sellers are not making any representations or warranties whatsoever, express or implied, beyond those expressly given by Sellers in Article III hereof (as modified by the Sellers’ Disclosure Schedule), and Purchaser acknowledges and agrees that, except for the representations and warranties contained therein, the Purchased Assets and the Business are being transferred on a “where is” and, as to condition, “as is” basis. Any claims Purchaser may have for breach of representation or warranty shall be based solely on the representations and warranties of Sellers set forth in Article III hereof (as modified by the Sellers’ Disclosure Schedule hereto as supplemented or amended). Purchaser further represents that neither Sellers nor any of their Affiliates nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Sellers or any of their Affiliates, the Business or the transactions contemplated by this Agreement not expressly set forth in this Agreement, and none of Sellers, any of their Affiliates or any other Person will have or be subject to any liability to Purchaser or any other Person resulting from the distribution to Purchaser or its representatives or Purchaser’s use of, any such information, including any confidential memoranda distributed on behalf of Sellers relating to the Business or other publications or data room information provided to Purchaser or its representatives, or any other document or information in any form provided to Purchaser or its representatives in connection with the sale of the Business and the transactions contemplated hereby. Purchaser acknowledges that it has conducted to its satisfaction, its own independent investigation of the Business and, in making the determination to proceed with the transactions contemplated by this Agreement Purchaser has relied on the results of its own independent investigation.

ARTICLE V ADDITIONAL AGREEMENTS

Section 5.01    Assumption of Assigned Contracts.

(a)       No later than concurrently with the execution of this Agreement, the Purchaser shall deliver to Sellers a list of the Contracts that the Purchaser proposes to be the Assigned Contracts pursuant to this Agreement (the “Assigned Contracts List”). Subject to the second sentence of Section 5.01(d), at any time and from time to time on or before two (2) Business Days prior to the date on which the Sale Hearing is held (including any rescheduled date) by the Bankruptcy Court, the Purchaser may, by written notice to LGI, elect to exclude from the Transactions and the Assigned Contracts List (i) any one or more of the Contracts that would otherwise be Purchased Assets (including any lease pursuant to which the Leased Real Property is leased by a Seller) and (ii) any or more of the Permits and Licenses. Any Contract or Permit and License designated in such a notice pursuant to the preceding sentence or designated as an Excluded Contract pursuant to the second sentence of Section 5.01(d) (each such designated Contract or Permit and License, an “Excluded Contract”, and all such designated Contracts and Permits and Licenses collectively, the “Excluded Contracts”) shall no longer be an Assigned Contract or a Permit and License to be assigned to the Purchaser hereunder. There shall be no adjustment to the Purchase Price as a result of the Purchaser’s election to exclude any one or more of the Contracts or Permits and Licenses from the Transactions pursuant to this

Section 5.01(a) except that the Purchaser shall not be required to make any payments for Determined Cure Costs or any other amounts for any such Excluded Contracts.

(b)       At the time of Closing, and subject to the approval of the Bankruptcy Court pursuant to the Sale Order or such other Order of the Bankruptcy Court and/or the consent of the applicable counterparties to the extent necessary to effect the assignment in any case, the Sellers shall assume (to the extent required) and then assign to the Purchaser and the Purchaser shall assume from the Sellers all the Assigned Contracts.

(c)       Subject to the terms of Section 2.04 and Section 5.01(a), the Purchaser and Sellers shall make provision for the payment of the Determined Cure Costs in accordance with the Sale Order. The Sellers shall use their reasonable efforts, including the filing and prosecution of any and all appropriate proceedings in the Bankruptcy Court, to establish the Determined Cure Costs, if any, for each Assigned Contract, in accordance with the Sellers’ books and records as of the Petition Date and to obtain the Required Consents.

(d)       The Sellers shall have delivered to the Purchaser true and complete copies of the material Assigned Contracts and Permits and Licenses (including all amendments thereto and assignments thereof) or otherwise provided Purchaser with access to such true and complete copies of such material Assigned Contracts and Permits and Licenses on or before the date hereof. Notwithstanding any provision in this Agreement to the contrary, the Purchaser shall not be required to purchase, acquire or assume any material Assigned Contract or Permit and License (or any Liabilities thereunder) a true and complete copy of which has not been made available by the Sellers to Purchaser in accordance with the preceding sentence, and the Purchaser may by written notice to LGI no later than two (2) Business Days prior to the Sale Hearing, elect to make such Assigned Contract or License and Permit an Excluded Contract. Notwithstanding any provision in this Agreement to the contrary, from and after the date hereof through the Closing Date, the Sellers will not reject or take any action (or fail to take any action that would result in rejection by operation of law) to reject, repudiate or disclaim any Contract without the prior written consent of the Purchaser.

Section 5.02    Conduct of Business Prior to the Closing.

(a)       The Sellers covenant and agree that, except (1) as described in Section 5.02(a) of the Sellers’ Disclosure Schedule, (2) as required by Law or as a result of the Chapter 11 Cases, (3) as otherwise expressly contemplated by this Agreement, or (4) with the prior consent of Purchaser (which consent shall not be unreasonably withheld or delayed), between the date hereof and the Closing, each Seller shall:

(i)        use its commercially reasonable efforts and take all necessary actions to preserve intact in all material respects the Purchased Assets, to maintain, preserve and keep the Purchased Assets in good condition and repair (normal wear and tear excepted), and to maintain in effect all material licenses, permits, and approvals of Governmental Authorities which are necessary for the conduct of the Business;

(ii)       conduct the Business only in the ordinary course of business consistent with past practice;

(iii)      use commercially reasonable efforts to maintain in full force and effect the Owned Intellectual Property;

(iv)      use commercially reasonable efforts to maintain in all material respects the goodwill and organization of the Business and Sellers’ relationship with the Business Employees, suppliers, customers, lenders, lessors and others having business dealings with them in connection with the Business;

(v)       subject to Section 5.01(c), use commercially reasonable efforts to obtain all necessary consents to the transfer of the Contracts that are to be transferred to the Purchaser pursuant to this Agreement, provided that, subject to Section 5.01(c), the obligation to use commercially reasonable efforts shall not require any payment of money or other consideration by the Sellers unless the Purchaser requests that the Sellers make such a payment or provide such other consideration and Purchaser agrees to pay the Sellers or provide such other consideration in advance for such payment and any associated costs;

(vi)      use commercially reasonable efforts to obtain authorization pursuant to the Sale Order to execute, deliver and/or file Uniform Commercial Code, lien releases, discharges, financing change statements and such other documents, notices or instruments as the Purchaser may reasonably deem necessary to release all Liens, except for Permitted Encumbrances, against the Purchased Assets;

(vii)     pay and discharge their post petition administrative Liabilities relating to the Business as they come due in the ordinary course of business except those (A) contested in good faith by the Sellers or (B) otherwise subject to the automatic stay under the Bankruptcy Code, and subject to compliance with the approved DIP Credit Agreement cash flow budget; and

(viii)    subject to any confidentiality restrictions which apply to the Sellers, use commercially reasonable efforts to consult in good faith from time to time with the Representatives of the Purchaser to report material operational developments and the general status of ongoing operations of the Business, including any Material Adverse Effect.

(b)       The Sellers covenant and agree that, except (1) as described in Section 5.02(b) of the Sellers’ Disclosure Schedule, (2) as required by Law or as a result of the Chapter 11 Cases, (3) as otherwise expressly contemplated by this Agreement, or (4) with the prior consent of Purchaser (which consent shall not be unreasonably withheld or delayed and which consent shall be deemed to be given where Sellers’ notify Purchaser in writing that they intend to take any of the below actions and Purchaser does not object to Sellers taking such action within five (5) Business Days) between the date hereof and the Closing, each Seller shall not:

(i)        sell, lease, dispose or otherwise transfer or distribute any of the Purchased Assets, or any interest therein, other than the sale of Inventory made in the ordinary course of business;

(ii)       make any material changes to any method of accounting or accounting practice or policy used by the Sellers (as it relates to the Business), other than such changes required by GAAP;

(iii)      fail to exercise any rights of renewal with respect to any Leased Real Property that by its terms would otherwise expire;

(iv)      enter or agree to enter into any Material Contract which may be included in the Purchased Assets, or make or agree to make a material change or modification to any existing Material Contract included in the Purchased Assets, except for agreements relating to sale and purchase of Inventory from suppliers in the ordinary course of business;

(v)       enter into any Contract regarding the license, sublicense, agreement or permission to use Intellectual Property, other than in the ordinary course of business;

(vi)      enter into any Contract for the sale of any of the Owned Real Property or the sublease of any of the Leased Real Property;

(vii)     amend its certificate or articles of incorporation, bylaws, certificate of formation, limited liability company agreement or other organizational documents or take any other action if any such amendment or action would have an adverse effect on the ability of any Seller to consummate the Transactions or otherwise adversely affect the Business or the value, utility or transferability of the Purchased Assets;

(viii)    purchase, redeem or agree to purchase or redeem any of its equity interests, options, warrants or rights to purchase equity interests or securities of any kind convertible or exchangeable for equity interests;

(ix)      acquire any entity or all or substantially all of the assets of any entity or make any other investment outside the ordinary course of business;

(x)       other than trade payables, salary and other compensation to employees, and occupancy expenses related to owned and leased real property incurred in the ordinary course of business create or incur any Indebtedness in excess of $500,000 in the aggregate;

(xi)      other than the extension of credit to customers or advances to employees in the ordinary course of business, make any loan, guaranty or other extension of credit to any Person or enter into any commitment to make any loan, advance, guaranty or other extension or credit;

(xi)      make or modify any material Tax election;

(xiii)    declare, issue, make or pay any dividend or other distribution of assets, whether consisting of money, other personal property, real property or other thing of value, to holders of its equity interests;

(xiv)    enter into, amend or modify any transaction or Contract with any Affiliate, director, officer, manager or employee of any Seller except in the case of employees pursuant to written Contracts existing as of the date hereof and made available to Purchaser; provided that in no event shall the Sellers take any action that will increase the liability of the Purchaser under Section 6.02(f) or Section 6.02(g); or

(xv)     take any other action that would require Bankruptcy Court approval unless such approval is obtained.

Section 5.03    Access to Information. From the date hereof until the Closing, and subject to any confidentiality obligations to which the Sellers may be bound, upon reasonable notice, the Sellers shall, and shall cause their respective Representatives, accountants and counsel to: (a) afford the Purchaser, its Affiliates, potential financing sources and their respective authorized Representatives reasonable access to the offices, properties and books and records of the Sellers (to the extent relating to the Business, the Purchased Assets or the Assumed Liabilities), including access to conduct environmental site assessments; and (b) furnish to the respective authorized Representatives of the Purchaser and its Affiliates and potential financing sources such additional financial and operating data and other information regarding the Business, the Purchased Assets and the Assumed Liabilities (or copies thereof) as the Purchaser may from time to time reasonably request; provided, however, that any such access or furnishing of information shall be (i) conditioned upon the party receiving such access or information entering into a confidentiality agreement with the Sellers containing terms reasonably acceptable to the Sellers and (ii) conducted during normal business hours, under the supervision of the applicable Seller’s personnel and in such a manner as not to interfere with the normal operations of the Business.

Section 5.04    Regulatory and Other Authorizations; Notices and Consents. The Purchaser and the Sellers shall each use their commercially reasonable efforts to promptly obtain all waivers, authorizations, notices to proceed, consents, orders and approvals of all Governmental Authorities, officials and other Persons, make all required filings, applications and petitions with, and give all required notices to, the applicable Governmental Authorities and other Persons that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Ancillary Agreements and will cooperate fully with the other parties in promptly seeking to obtain all such waivers, authorizations, consents, orders, notices to proceed and approvals. Without limiting the generality of the foregoing, the parties hereto shall make, or cause to be made, all filings required (if any) of each of them or any of their respective Subsidiaries or Affiliates under the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and, in any event, within 10 days after the date hereof, and the parties hereto shall use their commercially reasonable efforts to respond to any requests for additional information made by any Governmental Authority to which any such filing was made, to cause any applicable waiting periods to terminate or expire at the earliest possible date and to resist vigorously, at their respective cost and expense, any assertion that the transactions contemplated herein constitute a violation of the HSR Act, all to the end of expediting consummation of the Transactions.

Section 5.05    Permits and Licenses. Commencing on the date of this Agreement, the parties, cooperating in good faith, shall use commercially reasonable efforts to take such steps, including the filing of any required applications with Governmental Authorities, as may be necessary (i) to effect the transfer of the Permits and Licenses to the Purchaser on or as soon as practicable after the Closing Date, to the extent such transfer is permissible under applicable Law, and (ii) to enable the Purchaser to obtain, on or as soon as practicable after the Closing Date, any additional licenses, permits, approvals, consents, certificates, registrations, and authorizations (whether governmental, regulatory, or otherwise) as may be necessary for the lawful operation of the Business from and after the Closing Date.

Section 5.06    Environmental Related Actions. Sellers shall, at their own cost and expense, be responsible for complying with the notice and transfer requirements of any Environmental Laws regarding the sale or transfer of the Owned Real Property and the Leased Real Property in compliance with, and within the time required under, Environmental Laws. All of the Environmental Permits will be modified or transferred, as the case may be, by the Sellers in compliance with, and within the time required under, Environmental Laws.

Section 5.07    Intellectual Property.

(a)       No later than twenty (20) Business Days following the Closing, each Seller shall, and shall cause each of its Affiliates to, file amendments with the appropriate Governmental Authorities changing its corporate name, “doing business as” name, trade name, and any other similar corporate identifier (each, a “Corporate Name”) to a Corporate Name that does not contain any of the Trademarks comprising the Transferred Intellectual Property.

(b)       The Sellers shall use commercially reasonable efforts to assign to the Purchaser those Contracts concerning Licensed Intellectual Property that require third party consents and shall assign to the Purchaser all other Contracts concerning Licensed Intellectual Property, or otherwise shall obtain for the Purchaser and its Affiliates the right to use Licensed Intellectual Property, such that, beginning on the Closing Date, the Purchaser and its Affiliates will have valid and enforceable rights to use all Licensed Intellectual Property as it was used by or for the benefit of the Business (including all configurations and customizations thereof) prior to the Closing. Prior to the Closing Date, the Sellers shall use their commercially reasonable efforts to obtain all third party consents necessary to assign such agreements or to obtain such rights and the Purchaser shall cooperate with the Sellers in good faith to assist the Sellers in obtaining such consents.

(c)       On or before the Closing Date, the Sellers shall deliver to the Purchaser all records and information in the Sellers’ possession or under the Sellers’ control concerning the Owned Intellectual Property, and all copies thereof, including, but not limited to, any license and settlement agreements, the documentation, source code and object code for all computer software, documentation concerning registrations and applications, prosecution histories, correspondence with Governmental Authorities, litigation files relating to infringements, disputes or demands, including opposition and cancellation proceedings, cease and desist and protest letters, and all documents concerning security interests, mortgages, liens and other encumbrances.

Section 5.08    Further Action. Each party hereto shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the Transactions, including using its commercially reasonable efforts to defend any lawsuits or other legal proceedings, whether judicial or administrative, whether brought derivatively or on behalf of third parties (including any Governmental Authority), challenging this Agreement. In case at any time after the Closing Date any further action is reasonably necessary to carry out the purposes of this Agreement, the Sellers and the Purchaser shall take all such necessary action.

Section 5.09    Cooperation and Exchange of Information.

(a)       The parties hereto will provide the other parties (at no charge) with such cooperation and information as may be reasonably requested in preparing or finalizing any financial statements or accounting records or filing any Tax Return, amended Tax Return or claim for refund, determining any liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes relating to the Purchased Assets or the Business. Such cooperation and information shall include providing reasonable access to accounting systems and records and providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by taxing authorities. Each of the parties will make themselves (and their respective employees and Representatives) reasonably available, on a mutually convenient basis, to provide explanations of any documents or information provided under this Section 5.09(a) and to provide reasonable assistance with the preparation or finalization of any financial statements or accounting records and shall enter into a reasonable transition agreement which allows Sellers to utilize certain agreed-upon employees of Purchaser for this purpose in consideration of a reasonable fee to be paid through Sellers’ bankrupt estate. Each of the parties will retain all Tax Returns, schedules and work papers and all material records or other documents in its possession (or in the possession of its Affiliates) relating to Tax matters relevant to the Purchased Assets or the Business for the taxable period first ending after the Closing and for all prior taxable periods (the “Tax Documents”) until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions. After such time or at any other time when the parties want to dispose the Tax Documents, before any of the parties shall dispose of any such documents in its possession (or in the possession of its Affiliates), the other party shall be given the opportunity, after 90 days’ prior written notice, to remove and retain all or any part of such documents as such other party may select (at such other party’s expense). In the event that a Seller is liquidated or otherwise ceases to be a going concern prior to the expiration of the period described in the second preceding sentence and such Seller’s Tax Documents are not retained by any such Seller’s Affiliate, such Seller shall offer the Purchaser the opportunity described in the preceding sentence (with 90 days’ prior written notice or such shorter period of notice as may be practicable) to remove and retain Tax Documents (at Purchaser’s expense) and such Seller may then dispose of any such documents not removed by the Purchaser. If it is not practical to give the other party the right to retain Tax Documents, the other party may instead be given a reasonable opportunity to make copies, at its own expense of such Tax Documents. Any information obtained under this Section 5.09(a) shall be kept confidential, except as may be otherwise required in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

(b)       The Sellers shall not take any actions (including, but not limited to, filing any Tax Return or amended Tax Return, responding to any audit or inquiry by a taxing authority, or settling or compromising any controversy with a taxing authority) that could materially affect the Tax Liability of the Purchaser without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld or delayed, provided that this Section 5.09(b) shall not apply to income Taxes or Tax Returns in respect thereof.

Section 5.10    Conveyance Taxes. In the event that any Conveyance Taxes (as may be reduced or eliminated pursuant to Section 1146(b) of the Bankruptcy Code and/or the Sale Order entered by the Bankruptcy Court) are assessed on the transfer of the Purchased Assets to the Purchaser, the Purchaser shall pay such Conveyance Taxes. The Sellers shall complete and file all returns associated therewith.

Section 5.11    Nondisclosure. For the period from the date hereof (a) in the case of the Purchaser, until Closing and (b) in the case of each Seller, indefinitely, no such Person shall disclose to the public or to any third party any material non-public information concerning or relating to the other parties hereto, other than with the express prior written consent of such other parties, except as may be required by applicable Law or the Bankruptcy Court, in which event the contents of any proposed disclosure shall be discussed with such other parties before release; provided, however, that notwithstanding anything to the contrary contained in this Agreement, any party hereto may disclose such information (a) to any of its stockholders, members, Affiliates, agents, Representatives and existing and potential financing sources who need to know such information for the sole purpose of evaluating, negotiating or implementing the Transactions, (b) where such disclosure is required under any applicable Law, or (c) in the case of Sellers, to (A) the DIP Lenders, (B) the statutory committee of unsecured creditors appointed by the Bankruptcy Court in respect of the Chapter 11 Cases (the “Creditors’ Committee”), or (C) the Term Loan Lenders or (D) the Representatives of the DIP Lenders, the Creditors’ Committee or the Term Loan Lenders. For the avoidance of doubt, as of the Closing, the Purchased Assets and the Assumed Liabilities (and any material non-public information with respect thereto) shall be deemed the confidential information of the Purchaser, and the Sellers shall maintain the confidentiality thereof in accordance with the terms of this Section 5.12.

Section 5.12    Documents at Closing. Subject to the terms hereof, each party hereto agrees to execute and deliver on the Closing Date those documents identified in Section 2.11 and 2.12 to which it is a party.

Section 5.13    Non-Competition; Non-Solicitation.

(a)       As an inducement for the Purchaser to enter into this Agreement and in consideration for the consideration to be paid under this Agreement to the Sellers, each Seller agrees that from and after the Closing until the date that is the five (5) year anniversary of the Closing Date, within the United States of America or anywhere else in the world, none of the Sellers will, directly or indirectly, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing, or control of, be associated with, or in any manner connected with, lend, or otherwise advance credit to, or render services or advice to any business that manufactures, designs, distributes, sources, markets, sells or provides products or services similar to the products or services manufactured, designed, distributed, sourced, marketed, sold or provided by the Business currently or as of the Closing Date or directly or indirectly solicit the business of any Person known to any Seller to be a customer of the Purchaser or the Business or induce or attempt to induce any customer, supplier, licensee or business relation of the Purchaser or the Business to cease doing business with the Purchaser or the Business.

(b)       For a period of five (5) years from and after the Closing: (a) no Seller will, directly or indirectly, (i) hire any employee of the Purchaser or any of its Affiliates, provided that a Seller may hire any person who contacts such Seller on his or her own initiative without any direct or indirect solicitation by or encouragement from such Seller, or (ii) in any way interfere with the relationship between the Purchaser or any of its Affiliates and any employees thereof.

Section 5.14    Parties’ Access to Records After Closing. Each Seller acknowledges that all customer lists, records and other information pertaining to any Seller, the Business or its customers that are included in the Purchased Assets are proprietary, confidential information and that on and after the Closing, all such lists, records and information shall be the property of the Purchaser. Each of the parties hereto agrees to preserve until December 31, 2010, or the expiration of the applicable statute of limitations for documents necessary to prepare Tax returns, all records in its possession relating to any of the Purchased Assets, Assumed Liabilities or the Business for all time periods hereof ended on or prior to the Closing Date or relating to the transactions contemplated herein. In the event that any party hereto needs and requests access to such records in the possession of any other party hereto relating to any of the Purchased Assets, the Assumed Liabilities, the Business or the Transactions for the purpose of (i) preparing income Tax returns, (ii) for complying with any audit request, subpoena or other investigative demand by any Governmental Authority, (iii) for any civil litigation, (iv) the administration, resolution and wind-down of the Bankruptcy Cases, and (v) any other legitimate purpose not injurious to such other party, such other party will allow such requesting party and its authorized Representatives and agents reasonable access to such records and to that party’s employees and Representatives at no charge during normal business hours at such other party’s place of business for the sole purpose of obtaining information for use as aforesaid and will permit such requesting party to make extracts and copies thereof as may be necessary or convenient and, if required for such purpose, to have access to and copies of original documents (at such requesting party’s expense).

Section 5.15    Notification of Certain Matters. Except with respect to the actions required by this Agreement, LGI shall give prompt notice to the Purchaser, and the Purchaser shall give prompt notice to LGI, of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which would cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date and (ii) any material failure of any Seller, on the one hand, or the Purchaser, on the other hand, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, the delivery of any notice pursuant to this Section 5.15 shall not limit or otherwise affect the remedies available to the party receiving such notice under this Agreement.

Section 5.16    Customers and Suppliers. The Sellers shall, promptly following the request thereof by the Purchaser, seek and use its reasonable best efforts to arrange such meetings and telephone conferences with all material customers and suppliers of the Sellers as may be necessary and appropriate for the Purchaser to conduct a comprehensive review of the Sellers’ relations with its customers and suppliers.

Section 5.17    COBRA Matters. Promptly following the date hereof (but in no event later than February 28, 2009), Sellers shall provide notification of the right to receive continued health benefit coverage under Sellers’ health benefit plans pursuant to Section 4980B of the Tax Code to all qualified beneficiaries (as defined in Section 4980B(g)(1)(D) of the Tax Code) who have lost coverage under Sellers’ health benefit plans as a result of the “qualifying event” defined in Tax Code Section 4980B(f)(3)(F), which qualified beneficiaries are listed on Section 8.02(k) of the Sellers’ Disclosure Schedule, and shall provide evidence of the foregoing to Purchaser in a form that is reasonably satisfactory to Purchaser.

ARTICLE VI EMPLOYEE MATTERS

Section 6.01    Employment.

(a)       Transferred Employees. Prior to the Closing, Purchaser shall deliver, in writing, an offer of employment to each of the employees who remain employed immediately prior to the Closing by any of the Sellers or their Subsidiaries to commence immediately following the Closing; provided that any offer of employment shall be contingent on the Closing actually occurring. Each such offer of employment shall be at the same salary or hourly wage rate and position in effect immediately prior to the Closing. Such individuals who accept such offer by the Closing Date are hereinafter referred to as the “Transferred Employees.”

(b)       Standard Procedure. Pursuant to the “Standard Procedure” provided in Section 4 of Revenue Procedure 2004-53, (i) Purchaser and Sellers shall report on a predecessor/successor basis as set forth therein, (ii) Sellers will not be relieved from filing a Form W-2 with respect to any Transferred Employees, and (iii) Purchaser will undertake to file (or cause to be filed) a Form W-2 for each such Transferred Employee with respect to the portion of the year during which such Transferred Employees are employed by Purchaser that includes the Closing Date, excluding the portion of such year that such Transferred Employees were employed by Sellers or their Subsidiaries.

Section 6.02    Employee Benefits.

(a)       Benefits. Purchaser shall provide or cause to be provided for a period of one (1) year following the Closing Date or such longer period of time required by applicable Law to each of the Transferred Employees, compensation (including salary, wages and opportunities for commissions, overtime and premium pay) and employee benefits that are, in the aggregate substantially equivalent to those provided to the Transferred Employees immediately prior to the Closing; provided that Purchaser shall not have any obligation to provide equity-based benefits, defined benefit pension benefits (qualified or non-qualified), retiree medical or life insurance benefits, incentive or bonus plans or arrangements or issue, or adopt any plans or arrangements providing for the issuance of, shares of capital stock, warrants, options or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares pursuant to any such plans or arrangements;

provided, further, that no plans or arrangements of Sellers providing for such benefits or issuances shall be taken into account in determining whether employee benefits are substantially equivalent in the aggregate.

(b)       Assumed Employee Plans. Purchaser shall assume all Liabilities under each of the Employee Plans set forth on Section 6.02(b) of the Sellers’ Disclosure Schedule.

(c)       Past Service Credit. For purposes of eligibility, vesting and for calculating of severance and vacation benefits (but not for benefit accrual purposes generally) under the employee benefit plans of Purchaser providing benefits to Transferred Employees (other than any equity-based plans or nonqualified deferred compensation plans or arrangements) (the “Purchaser Plans”), Purchaser shall credit each Transferred Employee with his or her years of service with Sellers, their Subsidiaries and any predecessor entities, to the same extent as such Transferred Employee was entitled immediately prior to the Closing to credit for such service under any similar Employee Plan. Notwithstanding the foregoing, nothing herein shall be construed to require crediting of service that would result in a duplication of benefits.

(d)       Medical and LTD. Purchaser shall provide Transferred Employees with uninterrupted benefits coverage as of the Closing Date with respect to group medical benefits and long term disability insurance. The Purchaser Plans which are health benefit plans shall not deny Transferred Employees coverage on the basis of pre-existing conditions in the plan year in which the Closing occurs to the extent the pre-existing condition exclusions were waived or satisfied under an analogous Employee Plan as of the Closing Date and shall credit, to the extent commercially practicable, such Transferred Employees for any deductibles and out-of-pocket expenses paid in the calendar year of initial participation in the Purchaser Plans in the plan year in which the Closing occurs.

(e)       Accrued Wages and Vacation. Except as required by applicable Law, Purchaser shall be responsible for all Liabilities with respect to Transferred Employees attributable to their (i) accrued and unpaid salary or wages as of the Closing Date, and (ii) accrued and unused vacation, sick days and personal days through the Closing Date. The Purchaser shall continue the Sellers’ vacation policy in effect as of the date hereof from the Closing Date to the end of the calendar year in which the Closing Date occurs.

(f)        Severance. Each Transferred Employee whose employment terminates prior to the first anniversary of the Closing Date shall be entitled to receive severance benefits, if any, upon the same terms and in the same amount as would be payable under the applicable Employee Plan set forth in Section 6.02(f) of the Sellers’ Disclosure Schedule.

(g)       Retention Bonus. Purchaser shall provide retention bonuses to each of the key employees and in the aggregate amounts set forth in and disclosed to the Purchaser in Section 6.02(g) of the Sellers’ Disclosure Schedule. The retention bonus for any such employee shall be paid in two equal installments: one-half payable six (6) months following the Closing Date and the remaining half payable on the first anniversary of the Closing Date, in each case only if the employee has not terminated his or her employment relationship with the Purchaser prior to such payment date (other than by reason of cause or for good reason (as such terms are defined in the Sellers’ severance plan).

(h)       IBNR Liabilities. The Purchaser will assume an obligation to pay, to one or more segregated bank accounts to be notified in writing by Sellers to Purchaser prior to the Closing Date, an amount not to exceed $904,000 in the aggregate (the “IBNR Cap”) for any unpaid claims that were incurred under Sellers’ self-insured medical, dental, and prescription drug benefit plans prior to the Closing Date and are payable under the terms of such plans and reported to Sellers or Sellers’ benefits administration representatives on or before the 60th day following the Closing Date (such claims, the “IBNR Liabilities”, and such period, the “IBNR Claims Period”), it being understood for the avoidance of doubt that the Purchaser is not assuming the sponsorship of or any Liabilities under Sellers’ medical, dental and prescription drug benefit plans and that Sellers will further retain responsibility for administering the payment of all claims under such plans. To the extent that the amount of the IBNR Liabilities exceeds the IBNR Cap during the IBNR Claims Period (such excess amount, the “Excess IBNR Liability”), the Purchaser shall pay any such Excess IBNR Liability but the Purchase Price shall be reduced by the amount of such Excess IBNR Liability in accordance with Section 2.07 of this Agreement. Sellers shall promptly take all commercially reasonable actions to (i) amend their medical, dental and prescription drug plans to require that all claims incurred thereunder must be submitted to Sellers or their benefits administration representatives for payment within sixty (60) days following the Closing Date to be eligible for payment, and (ii) communicate such amendments to all plan participants and beneficiaries and Sellers’ benefits administration representatives. Sellers shall promptly provide Purchaser with (i) copies of such plan amendments and the general form of communications to participants and beneficiaries, together with information regarding the date and manner of communication, and (ii) reasonably detailed claims information as such information becomes available during the IBNR Claims Period so that Purchaser has an opportunity to review such information.

(i)        Nothing contained in this Section 6.02 or elsewhere in this Agreement shall be construed to prevent the termination of employment of any individual Transferred Employee or any change in the employee benefits available to any individual Transferred Employee. Nothing contained in this Article VI or any other provision of this Agreement, (i) shall be construed to establish, amend, or modify any benefit or compensation plan, program, agreement or arrangement, (ii) shall limit the ability of Purchaser or any of its Affiliates to amend, modify or terminate any benefit or compensation plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them, or (iii) create any third-party beneficiary rights or obligations in any Person (including any Transferred Employee) other than the parties to this Agreement or any right to employment or continued employment or to a particular term or condition of employment with Purchaser or any of its Affiliates.

ARTICLE VII BANKRUPTCY COURT MATTERS

Section 7.01    Bankruptcy Court Filings. Purchaser agrees that it will promptly take such actions as are reasonably requested by Sellers to assist in obtaining entry of the Sale Order and a finding of adequate assurance of future performance by Purchaser, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Purchaser under this Agreement and demonstrating that Purchaser is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code. Purchaser shall not, without the prior written consent of

Sellers, file, join in, or otherwise support in any manner whatsoever any motion or other pleading relating to the sale of the Purchased Assets hereunder. In the event the entry of the Sale Order shall be appealed, Sellers and Purchaser shall use their respective reasonable efforts to defend such appeal.

ARTICLE VIII CONDITIONS TO CLOSING

Section 8.01    Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the Transactions shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any one or more of which may be waived (but only in writing) by LGI (provided that no such waiver shall be deemed to have cured any breach of any representation, warranty or covenant made in this Agreement):

(a)       Representations, Warranties and Covenants. (i) All of the representations and warranties made by the Purchaser in this Agreement and in the Ancillary Agreements to which it is a party shall be true and correct in all material respects (other than those representations and warranties that are qualified by materiality, which shall be true and correct in all respects) as of the date hereof and as of the Closing Date as though made at and as of the Closing Date (except to the extent such representations and warranties expressly speak as of an earlier date, which shall be true and correct as of such date); provided, however, that in the event of a breach of a representation or warranty, other than a representation or warranty qualified by a Material Adverse Effect, the condition set forth in this Section 8.01(a)(i) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together result in a Material Adverse Effect; (ii) the Purchaser shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed by the Purchaser on or prior to the Closing Date; and (iii) with respect to clauses (i) and (ii), at the Closing there shall be delivered to LGI a certificate signed by a duly authorized representative of the Purchaser to the foregoing effect.

(b)       Governmental Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Authority which are necessary to consummate the transactions contemplated hereby shall have been filed, been obtained or occurred and such authorizations, consents, orders or approvals shall not have expired or been withdrawn.

(c)       No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that has the effect of making the Transactions illegal or otherwise restraining, prohibiting or materially restricting the consummation of such Transactions.

(d)       Sale Order. The Bankruptcy Court shall have entered the Sale Order in form and substance reasonably acceptable to the Purchaser and the Sellers and such Sale Order shall be a Final Order.

(e)       Closing Deliveries. (i) LGI shall have received all of the deliverables of the Purchaser as set forth in Section 2.12.

Section 8.02    Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the Transactions shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any one or more of which may be waived (but only in writing) by the Purchaser (provided that no such waiver shall be deemed to have cured any breach of any representation, warranty or covenant made in this Agreement):

(a)       Representations, Warranties and Covenants. (i) All of the representations and warranties made by the Sellers in this Agreement and in the Ancillary Agreements shall be true and correct in all material respects (other than those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of the date hereof and as of the Closing Date as though made at and as of the Closing Date (except to the extent such representations and warranties expressly speak as of an earlier date, which shall be true and correct as of such date); provided, however, that in the event of a breach of a representation or warranty, other than a representation or warranty qualified by a Material Adverse Effect, the condition set forth in this Section 8.02(a)(i) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together result in a Material Adverse Effect; (ii) each Seller shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed by such Seller on or prior to the Closing Date; and (iii) with respect to clauses (i) and (ii), at the Closing there shall be delivered to the Purchaser a certificate signed by a duly authorized representative of each Seller to the foregoing effect.

(b)       Governmental Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Authority which are necessary to consummate the transactions contemplated hereby shall have been filed, been obtained or occurred and such authorizations, consents, orders or approvals shall not have expired or been withdrawn.

(c)       No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that has the effect of making the Transactions illegal, otherwise restraining, prohibiting or materially restricting the consummation of such Transactions or limiting or restricting Purchaser’s conduct or operation of the Business following consummation of the Transactions or requiring Purchaser or its Affiliates to divest or hold separate any assets or businesses.

(d)       Sale Order. The Bankruptcy Court shall have entered the Sale Order in form and substance reasonably acceptable to the Purchaser and the Sellers and such Sale Order shall be a Final Order.

(e)       No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(f)        Closing Deliveries. The Purchaser shall have received all of the deliverables of the Sellers as set forth in Section 2.11.

(g)       Title Policy. Except as would not have a Material Adverse Effect, the Purchaser shall have received, at its sole cost, one or more policies and/or a commitment to issue one or more policies of title insurance, designating the Purchaser as the named insured, insuring marketable title to all Owned Real Property and Leased Real Property included in the Purchased Assets free and clear of any Liens other than Permitted Liens.

(h)       Release of Liens. To the extent that the Sale Order authorizes the Sellers to file, execute, deliver and/or file Uniform Commercial Code termination statements, lien releases, discharges, financing change statements and such other documents, notices or instruments absent the consent of the holder of a Lien, the Sellers shall have executed, delivered and/or filed or authorized the Purchaser to file such termination statements, lien releases, discharges, financing change statements or other documents, notices or other instruments as the Purchaser may reasonably deem necessary to release Liens (other than Permitted Encumbrances) on the Purchased Assets, to the extent they are authorized to do so absent the consent of the holder of the Lien.

(i)        Absence of Investigations and Proceedings. There shall not be in effect any Order by a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transactions contemplated hereby. There shall have not been commenced or threatened any proceeding or investigation by a Governmental Authority of competent jurisdiction for the purpose of restraining, prohibiting or materially restricting the consummation of such Transactions or materially limiting or materially restricting Purchaser’s conduct or operation of the Business following consummation of the Transactions or requiring Purchaser or its Affiliates to divest or hold separate any assets or businesses.

(j)        Required Consents. Each of the third party consents set forth on Section 8.02(j) of the Sellers’ Disclosure Schedule (each a “Required Consent”) have been received by the Purchaser and are in full force and effect.

(k)       COBRA Obligations. Sellers shall have provided notification of the right to receive continued health benefit coverage under Sellers’ health benefit plans pursuant to Section 4980B of the Tax Code to all qualified beneficiaries (as defined in Section 4980B(g)(1)(D) of the Tax Code) who have lost coverage under Sellers’ health benefit plans as a result of the “qualifying event” defined in Tax Code Section 4980B(f)(3)(F), which qualified beneficiaries are listed on Section 8.02(k) of the Sellers’ Disclosure Schedule, and shall have provided evidence of the foregoing to Purchaser in a form that is reasonably satisfactory to Purchaser.

ARTICLE IX TERMINATION, AMENDMENT AND WAIVER

Section 9.01    Termination. This Agreement may be terminated at any time prior to the Closing:

(a)       by either LGI or the Purchaser if the Closing shall not have occurred by the Termination Date; provided, however, that the right to terminate this Agreement under this Section 9.01(a) shall not be available to any party whose failure (or in the case of a Seller as the terminating party, any Seller’s failure) to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(b)       by either the Purchaser or LGI in the event that any Order restraining, enjoining or otherwise prohibiting the Transactions shall have become a Final Order;

(c)       by the Purchaser by written notice to LGI (i) if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligations of the Purchaser to consummate the transactions contemplated by this Agreement as set forth in Section 8.02, or (ii) in accordance with Section 5.04;

(d)       by LGI by written notice to the Purchaser if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligations of the Sellers to consummate the transactions contemplated by this Agreement as set forth in Section 8.01;

(e)       by the Purchaser if there has occurred a material misrepresentation or other material breach by any Seller of its representations, warranties or covenants set forth herein or in any Ancillary Agreement; provided, however, that if such breach is susceptible to cure, the breaching party or parties shall have twenty (20) calendar days after receipt of written notice (which notice includes a summary description of such breach) from the Purchaser of its intention to terminate this Agreement if such breach continues in which to cure such breach;

(f)        by LGI if there has occurred a material misrepresentation or other material breach by the Purchaser of its representations, warranties or covenants set forth herein or in any Ancillary Agreement to which the Purchaser is a party; provided, however, that if such breach is susceptible to cure, the Purchaser shall have twenty (20) calendar days after receipt of written notice (which notice includes a summary description of such breach) from LGI of its intention to terminate this Agreement if such breach continues in which to cure such breach;

(g)       by the Purchaser if all or substantially all of the Sellers’ assets relating to the Business are sold, disposed of, or otherwise liquidated to a purchaser (the “Alternate Purchaser”) other than in a sale to the Purchaser pursuant to the transactions contemplated by this Agreement; or

(h)       by the written consent of each of LGI and the Purchaser.

Section 9.02    Effect of Termination. In the event that this Agreement shall be terminated pursuant to Section 9.01, all further obligations of the parties under this Agreement shall terminate; provided that the obligations of the parties contained in Section 5.11, Section 11.01 through Section 11.14 and this Section 9.02 shall survive any such termination.

ARTICLE X NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES

Section 10.01  Non-Survival of Representations and Warranties. The representations, warranties, covenants and agreements (other than covenants and agreements that, by their terms, survive the Closing or termination of this Agreement) in this Agreement shall terminate at the Closing, or upon termination of this Agreement pursuant to Section 9.01, and, following the Closing or the termination of this Agreement, as the case may be, no party shall make any claim whatsoever for any breach of any such representation, warranty or covenant hereunder, subject to Section 9.02.

ARTICLE XI GENERAL PROVISIONS

Section 11.01  Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors, accountants and other advisors, incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs and expenses, subject to Bankruptcy Court approval, whether or not the Closing shall have occurred. As between the Purchaser and the Sellers, the Sellers shall bear all of the costs of administration of the Chapter 11 Cases.

Section 11.02  Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for any party as shall be specified by such party in a notice given in accordance with this Section 11.02:

(i)	if to the Sellers:

Lenox Group Inc.

1414 Radcliffe Street

Bristol, PA 19007

Facsimile: 267-525-5646

Attention: Louis A Fantin, SVP, General Counsel & Secretary

with a copy to:

Weil, Gotshal & Manges LLP

700 Louisiana Street, Suite 1600

Houston, Texas 77002-2784

Facsimile: 713-224-9511

Attention: Alfredo R. Perez, Esq.

767 Fifth Avenue

New York, NY 10153

Facsimile: 212-735-4710

Attention: Simeon Gold, Esq.

(ii)	if to the Purchaser:

c/o KPS Capital Partners, LP

485 Lexington Avenue, 31st Floor

New York, New York 10017

Facsimile: 646-307-7100

Attention: Raquel Palmer

with a copy to:

Kirkland & Ellis LLP

Citigroup Center

153 East 53rd Street

New York, New York 10022

Facsimile: 212-446-6460

Attention: Armand A. Della Monica, Esq.

Section 11.03  Public Announcements. Prior to the Closing, neither the Purchaser, on the one hand, nor any of the Sellers, on the other hand, shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the Transactions, or otherwise communicate with any news media without the prior written consent of LGI or the Purchaser, respectively, except (i) as otherwise required by Law, (ii) applicable stock exchange regulation, (iii) in filings in the Bankruptcy Court or office of the United States trustee, or (iv) for any press release or other public announcement that is issued with respect to the Transaction when this Agreement is executed and at Closing, and the parties to this Agreement shall cooperate as to the timing and contents of any such press release, public announcement or communication. After the Closing, the parties may issue public announcements regarding the Transaction so long as such announcements, in the case of announcements made by any Seller, do not disclose the specific terms or conditions of this Agreement or any Ancillary Agreement except where such terms and conditions have already been disclosed as required by Law, applicable stock exchange regulation or in filings that the Sellers were required to make in the Bankruptcy Court or office of the United States trustee.

Section 11.04  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

Section 11.05  Entire Agreement. This Agreement (including the Exhibits hereto) and the Ancillary Agreements constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the Sellers and the Purchaser with respect to the subject matter hereof and thereof.

Section 11.06  Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors (including any trustee, receiver, receiver-manager, interim receiver or monitor or similar officer appointed in respect of the Sellers in the Chapter 11 Cases) and permitted assigns, but shall not be assignable or delegable by the Sellers or Purchaser without the prior written consent of the other party and by Order of the Bankruptcy Court. Notwithstanding the foregoing, (i) prior to the Closing, Purchaser shall have the right to assign its rights and/or delegate its obligations hereunder to any Affiliate that is directly or indirectly wholly owned by Purchaser and (ii) after the Closing, Purchaser (or its permitted assignee) shall have the right to assign its rights and/or delegate its obligations hereunder (A) to any Affiliates, (B) to any financing sources for collateral purposes or (C) to any subsequent purchaser of all or substantially all of the stock or assets of Purchaser or the Business; provided, however, that in each case Purchaser shall remain liable for the obligations of any assignee to whom Purchaser assign its rights and/or obligations pursuant to this Section 11.06 except in the case of Section 11.06(ii)(C) where the subsequent purchaser shall assume any such rights and/or obligations.

Section 11.07  Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, agent, attorney or representative of the respective parties to this Agreement, in such capacity, shall have any liability for any obligations or liabilities of Purchaser or Sellers, as applicable, under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

Section 11.08  Amendment. This Agreement may not be amended or modified except (a) (i) by an instrument in writing signed by, or on behalf of, LGI and the Purchaser or (ii) by a waiver in accordance with Section 11.09; and, (b) to the extent such amendment or modification is material, by an Order of the Bankruptcy Court.

Section 11.09  Waiver. Any Seller, on the one hand, or the Purchaser, on the other hand, may: (a) extend the time for the performance of any of the obligations or other acts of the other; (b) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered by the other pursuant hereto; or (c) waive compliance with any of the agreements or obligations of the other contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

Section 11.10  No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

Section 11.11  Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York and, to the extent applicable, the Bankruptcy Code. The parties hereto agree that the Bankruptcy Court shall be the exclusive forum for enforcement of this Agreement or the Transactions and (only for the limited purpose of such enforcement) submit to the jurisdiction thereof; provided that if the Bankruptcy Court determines that it does not have subject matter jurisdiction over any action or proceeding arising out of or relating to this Agreement, then each party: (a) agrees that all such actions or proceedings shall be heard and determined in a New York federal court sitting in The City of New York; (b) irrevocably submits to the jurisdiction of such court in any such action or proceeding; (c) consents that any such action or proceeding may be brought in such courts and waives any objection that such party may now or hereafter have to the venue or jurisdiction or that such action or proceeding was brought in an inconvenient court; and (d) agrees that service of process in any such action or proceeding may be effected by providing a copy thereof by any of the methods of delivery permitted by Section 11.02 to such party at its address as provided in Section 11.02 (provided that nothing herein shall affect the right to effect service of process in any other manner permitted by Law).

Section 11.12  Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.12.

Section 11.13  Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

Section 11.14  Construction. The parties hereto and their respective legal counsel participated in the preparation of this Agreement, and therefore, this Agreement shall be construed neither against nor in favor of any of the parties hereto, but rather in accordance with the fair meaning thereof.

Section 11.15  Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the Sellers and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

LENOX GROUP INC.

By:
Name: Title:

LENOX, INCORPORATED

By:
Name: Title:

LENOX WORLDWIDE, LLC.

By:
Name: Title:

LENOX RETAIL, INC.

By:
Name: Title:

LENOX SALES, INC.

By:
Name: Title:

[SIGNATURE PAGE TO APA – LENOX & UPSTAIRS ACQUISITION CORP.]

FL 56 INTERMEDIATE, CORP.

By:
Name: Title:

D 56, INC.

By:
Name: Title:

UPSTAIRS ACQUISITION CORP.

By:
Name: Title:

[SIGNATURE PAGE TO APA – LENOX & UPSTAIRS ACQUISITION CORP.]